Exhibit 10.36
     EXECUTION COPY
CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT MARKED WITH [***] HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.
LICENSE AGREEMENT
     This License Agreement (the “Agreement“) is entered into on November 6, 2009 (the “Effective Date“) between Nippon Kayaku Co., Ltd., a Japanese corporation with its principal place of business at 11-2, Fujimi 1-chome, Chiyoda-ku, Tokyo 102-8172, Japan (“NK”), and Spectrum Pharmaceuticals, Inc., a Delaware corporation with its principal place of business at 157 Technology Drive, Irvine, CA 92618 (“Spectrum“). Spectrum and NK are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”
RECITALS
     Whereas, Spectrum has developed certain intellectual property relating to the use of Apaziquone for treatment of bladder cancer;
     Whereas, Spectrum has granted the right to develop and commercialize certain products containing Apaziquone outside of Asia to Allergan, Inc. and its affiliates, under a License, Development, Supply and Distribution Agreement by and among Allergan Sales, LLC, Allergan USA, Inc., Allergan, Inc. and Spectrum, effective October 28, 2008 (the Allergan entities collectively, together with any successors or assigns of Allergan with respect to such agreement with Spectrum, “Allergan”, such agreement, the “Allergan Agreement” and such date, the “Allergan Agreement Effective Date”);
     Whereas, NK has substantial expertise in the research, development, manufacture, distribution, sales and marketing of pharmaceutical products in Japan and in the distribution, sales and marketing of pharmaceutical products through distributors in Asia; and
     Whereas, Spectrum desires to grant to NK, and NK desires to obtain, the right to develop, manufacture and commercialize product(s) containing Apaziquone for certain indications in all countries and territories of Asia except for Korea, all on the terms and conditions set forth herein.
     Now Therefore, in consideration of the foregoing premises and the mutual promises, covenants and conditions contained in this Agreement, the Parties agree as follows:

ARTICLE 1
DEFINITIONS
     As used in this Agreement, the following initially capitalized terms, whether used in the singular or plural form, shall have the meanings set forth in this Article 1.
     1.1 “Affiliate” means, with respect to a particular Party, a person, corporation, partnership, or other entity that controls, is controlled by or is under common control with such Party. For the purposes of this definition, the word “control” (including, with correlative meaning, the terms “controlled by” or “under the common control with”) means the actual power, either directly or indirectly through one or more intermediaries, to direct or cause the direction of the management and policies of such entity, whether by the ownership of fifty percent (50%) or more of the voting stock of such entity, or by contract or otherwise.
     1.2 “Apaziquone” means the compound having the structure set forth on Exhibit A attached hereto.
     1.3 “Asia” means Bangladesh, Bhutan, Brunei, Burma (Myanmar), Cambodia, China, Hong Kong, India, Indonesia, Japan, Laos, Macao, Malaysia, Maldives, Mongolia, Nepal, North Korea, Pakistan, Philippines, Qatar, Singapore, South Korea, Sri Lanka, Taiwan, Thailand, and Vietnam, as their boundaries are defined as of the Allergan Agreement Effective Date, and including any successors of the foregoing countries to the extent within the boundaries of the countries set forth above as of the Allergan Agreement Effective Date.
     1.4 “Closed-System Packaging” means a packaging system that allows reconstitution of drug product with diluent in a closed system in a manner that does not expose the individual performing the reconstitution to any direct contact with either lyophilized or reconstituted Apaziquone.
     1.5 “Commercialization” with a correlative meaning for “Commercialize” and “Commercializing”, means all activities undertaken before and after obtaining Regulatory Approvals relating specifically to the pre-launch, launch, promotion, detailing, medical education and medical liaison activities, marketing, pricing, reimbursement, sale, and distribution of the Product, including: (a) strategic marketing, sales force detailing, advertising, medical education and liaison, and market and Product support; (b) any postmarketing clinical studies for use in generating data to be submitted to Regulatory Authorities (and all associated reporting requirements); and (c) all customer support, Product distribution, invoicing and sales activities.
     1.6 “Commercially Reasonable Efforts” means those efforts consistent with the exercise of prudent scientific and business judgment in an active and ongoing program as applied by a Party to the development and commercialization of its own pharmaceutical products at a similar stage of development and with similar market potential. Commercially Reasonable Efforts requires that a Party, at a minimum, assigns responsibility for such obligations to qualified employees, sets annual goals and objectives for carrying out such obligations, and allocates resources designed to meet such goals and objectives.

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     1.7 “Confidential Information” means, with respect to a Party, all reports and other Information of such Party that is disclosed to the other Party under this Agreement, whether in oral, written, graphic, or electronic form. All Information disclosed by either Party pursuant to the Mutual Confidentiality Agreement between the Parties dated April 16, 2009, shall be deemed to be such Party’s Confidential Information disclosed hereunder.
     1.8 “Control” means, with respect to any material, Information, or intellectual property right, that a Party owns or has a license to such material, Information, or intellectual property right and, in each case, has the ability to grant to the other Party access, a license, or a sublicense (as applicable) to the foregoing on the terms and conditions set forth in this Agreement without violating the terms of any then-existing agreement or other arrangement with any Third Party.
     1.9 “Cost of Goods Sold” means the cost incurred by Spectrum in manufacturing the Product (including the production of the active ingredient and the fill and finish of the Product) supplied to NK under this Agreement and transporting such Product to the airport(s) where such Product will be exported to NK, including material costs, labor costs and overhead costs (including allocated facility costs, testing costs and delivery costs). In the event Spectrum engages any Third Party contract manufacturer for the manufacture and supply of the Products, Cost of Goods Sold shall mean Spectrum’s costs actually incurred in such engagement, the procurement of such Products from such Third Party and transporting such Product to such airport(s).
     1.10 “Develop” or “Development” means all activities relating to preparing and conducting preclinical testing, toxicology testing, human clinical studies, and regulatory activities (e.g., regulatory applications) with respect to the Product, together with the manufacturing of the Product for the purpose of conducting the foregoing activities.
     1.11 “Development Costs” means the internal costs and out-of-pocket costs incurred as an expense in accordance with generally accepted accounting principles by or on behalf of a Party or its Affiliates in carrying out the Development of the Product in accordance with the approved Development Plan, including, without limitation, (i) the costs of clinical trials (including costs of procuring the Product(s), placebos and comparator drugs used in such clinical trials), (ii) filing fees and other costs associated with any Regulatory Filings; (iii) costs related to manufacturing development; and (iv) all other costs that are directly attributable and reasonably allocable to the Development activities for the Products. For purposes of this definition: (a) out-of-pocket costs mean the actual expense incurred with respect to a Third Party for specific Development activities relating to the Products; and (b) internal costs means the applicable FTE Rate multiplied by the number of FTE hours expended in carrying out the Development activities in accordance with the Development Plan. For clarity, the costs associated with attending or participating in meetings of the JPT are expressly excluded from this definition.
     1.12 “Development Plan” has the meaning set forth in Section 4.2(a).
     1.13 “Dollar” means a U.S. dollar, and “$” shall be interpreted accordingly.

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     1.14 “FDA” means the United States Food and Drug Administration and any successors thereof.
     1.15 “Field” means the intravesical treatment of non-muscle invasive bladder cancer in humans.
     1.16 “First Commercial Sale” means the first sale to a Third Party of a Product in a given regulatory jurisdiction after Regulatory Approval has been obtained in such jurisdiction.
     1.17 “Generic Product” means, with respect to a Product in the Field in a particular country in the NK Territory, another pharmaceutical product that is: (a) a Product; (b) approved for use in such country by the Regulatory Authority; and (c) commercialized by a Third Party who has not obtained the right or access to such product (through sublicense, subcontract or chain of distribution) from NK or its Affiliates or sublicensees.
     1.18 “Governmental Authority” means any multi-national, federal, state, local, municipal, provincial or other government authority of any nature (including any governmental division, prefecture, subdivision, department, agency, bureau, branch, office, commission, council, court or other tribunal).
     1.19 “Immediate Instillation Indication” means the intravesical instillation of a Product into the bladder for the treatment of non-muscle invasive bladder cancer, administered immediately after transurethral resection of bladder tumor (TUR-BT).
     1.20 “Information” means any data, results, technology, business information and information of any type whatsoever, in any tangible or intangible form, including, without limitation, know-how, trade secrets, practices, techniques, methods, processes, inventions, developments, specifications, formulations, formulae, materials or compositions of matter of any type or kind (patentable or otherwise), software, algorithms, marketing reports, expertise, technology, test data (including pharmacological, biological, chemical, biochemical, toxicological, preclinical and clinical test data), analytical and quality control data, stability data, other study data and procedures.
     1.21 “Joint Inventions” has the meaning set forth in Section 9.1.
     1.22 “Joint Patent” has the meaning set forth in Section 9.1.
     1.23 “Joint Product Team” or “JPT” means the Product team formed by the Parties as described in Section 3.2.
     1.24 “Laws” means all laws, statutes, rules, regulations, ordinances and other pronouncements having the effect of law of any federal, national, multinational, state, provincial, county, city or other political subdivision, domestic or foreign.
     1.25 “Major Markets” means each of the following countries: (a) Japan; (b) mainland China; (c) Taiwan; (d) Hong Kong; (e) Singapore; and (f) India.

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     1.26 “Multiple Instillation Indication” means the intravesical instillation of a Product into the bladder for the treatment of non-muscle invasive bladder cancer, administered as multiple instillations. For clarity, multiple instillations shall mean a repeat and/or sequential dosing regimen which may include an immediate instillation dose as part of such regimen.
     1.27 “Net Sales” means, with respect to a particular time period, the total amounts invoiced by NK, its Affiliates and their respective sublicensees for sales of Products made during such time period to unrelated Third Parties, less the following deductions to the extent actually allowed or incurred with respect to such sales:
          (a) reasonable and customary discounts, including cash and quantity discounts, charge-back payments, administrative fees incurred directly in such discounting, and rebates actually granted to trade customers and distributors (including wholesalers);
          (b) reasonable and customary credits or allowances actually granted for damaged, outdated, spoiled, returned or rejected Products, including, without limitation, in connection with recalls; and
          (c) Taxes, tariffs, duties or other governmental charges (other than income taxes) levied on, absorbed or otherwise imposed on sales of the Product in the NK Territory, as adjusted by any refunds, provided that such Taxes, tariffs, duties or other government charges are included in the applicable invoiced amount and identified in the applicable invoice.
Notwithstanding the foregoing, amounts billed by NK, its Affiliates, or their respective sublicensees for the sale of Products among NK, its Affiliates or their respective sublicensees for resale, or for use in clinical development (at or below cost incurred for procuring and shipping the Product), shall not be included in the computation of Net Sales hereunder. A sale of Products by NK, its Affiliates or their respective sublicensees to a wholesaler shall be regarded as the sale of Product to unrelated Third Parties for the purpose of calculating Net Sales. For purposes of determining Net Sales, the Products shall be deemed to be sold when shipped and a “sale” shall not include reasonable transfers or dispositions, at no cost, as samples or for charitable purposes, or transfers or dispositions at no cost for preclinical, clinical or regulatory purposes.
Each of the deductions set forth above shall be reasonable and customary, and in accordance with accounting principles generally accepted in Japan. NK, its Affiliates, and their respective sublicensees will sell Products as stand-alone products and will not sell such Products as part of a bundle with other products or offer packaged arrangements to customers that include Products, except with the prior written consent of Spectrum.
     1.28 “NK Know-How” means all Information that is Controlled by NK or its Affiliates as of the Effective Date or during the Term and is necessary or reasonably useful for the Development, manufacture and/or Commercialization of the Product in the Field in accordance with the terms of this Agreement. For clarity, NK Know-How excludes rights granted under the NK Patents. For further clarity, NK Know-How includes (i) all data, results and other Information generated from or obtained by the Development conducted by or for NK in the NK Territory under this Agreement, (ii) all data, results and other Information generated from or obtained by the clinical Development conducted by or for NK in South Korea pursuant

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to Section 2.1(a)(ii), and (iii) NK’s interest in the data, results and other Information generated from or obtained by the clinical Development conducted by NK and Korean Partner pursuant to Section 2.1(a)(ii).
     1.29 “NK Patent” means any Patent that (a) is Controlled by NK or its Affiliates as of the Effective Date or at any time during the Term (excluding NK’s interest in any Joint Patents), and (b) claims the Products or their use, composition, formulation, preparation, method of administration or manufacture.
     1.30 “NK Technology” means the NK Patents and NK Know-How.
     1.31 “NK Territory” means all countries and territories in Asia, excluding North Korea and South Korea.
     1.32 “Patents” means (a) pending patent applications, issued patents, utility models and designs; (b) reissues, substitutions, confirmations, registrations, validations, re-examinations, additions, continuations, continued prosecution applications, continuations-in-part, or divisions of or to any patents, patent applications, utility models or designs; and (c) the equivalent or counterpart of the foregoing.
     1.33 “Product” means any formulation that includes Apaziquone that is suitable for use in treating non-muscle invasive bladder cancer via intravesical instillation.
     1.34 “Regulatory Approval” means, with respect to a Product in any country or jurisdiction, all approvals (including, where required, pricing and reimbursement approvals), registrations, licenses or authorizations from the relevant Regulatory Authority in a country or jurisdiction that is specific to Product and necessary to market and sell such Product in such country or jurisdiction.
     1.35 “Regulatory Authority” means, in a particular country or regulatory jurisdiction, any applicable Governmental Authority involved in granting Regulatory Approval and/or, to the extent required in such country or regulatory jurisdiction, pricing or reimbursement approval of a Product in such country or regulatory jurisdiction.
     1.36 “Regulatory Exclusivity” means market exclusivity granted by a Governmental Authority designed to prevent the entry of Generic Product(s) onto the market in the Field, including new chemical entity exclusivity, new use or indication exclusivity, new formulation exclusivity, orphan drug exclusivity, pediatric exclusivity and 180-day generic product exclusivity, or any equivalent of the foregoing in the NK Territory.
     1.37 “Regulatory Filings” means, with respect to the Products, any submission to a Regulatory Authority of any appropriate regulatory application specific to Products, and shall include, without limitation, any submission to a regulatory advisory board and any supplement or amendment thereto.
     1.38 “Retained Territory” means all countries and territories in the world outside the NK Territory.

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     1.39 “Sole Inventions” has the meaning set forth in Section 9.1.
     1.40 “Spectrum Know-How” means all Information that is Controlled by Spectrum or its Affiliates as of the Effective Date or during the Term and is necessary or reasonably useful for the Development, manufacture and/or Commercialization of the Product in the Field in accordance with the terms of this Agreement. For clarity, Spectrum Know-How includes all data, results and other Information generated from or obtained by clinical studies and other tests conducted under the Allergan Agreement and any Information described in Regulatory Filings filed with any Regulatory Authority in the Retained Territory with respect to the Product, in each case to the extent Controlled by Spectrum or its Affiliates. For further clarity, Spectrum Know-How excludes rights granted under the Spectrum Patents. Notwithstanding the foregoing, Spectrum Know-How shall not include Information controlled by an acquiror or merger partner of Spectrum that: (a) existed as of the date of closing of such acquisition or merger; or (b) was developed after the date of closing of such acquisition or merger without using Spectrum Know-How or inventions claimed in Spectrum Patents.
     1.41 “Spectrum Patents” means all Patents in the NK Territory that (a) are Controlled by Spectrum or its Affiliates as of the Effective Date or at any time during the Term (excluding Spectrum’s interest in any Joint Patents), and (b) but for the licenses granted herein, would be infringed by the developing, making, using and/or selling of the Products by NK, its Affiliates or sublicensees in the Field in the NK Territory. Notwithstanding the foregoing, Spectrum Patents shall not include Patents controlled by an acquiror or merger partner of Spectrum that: (a) existed as of the date of closing of such acquisition or merger; or (b) were developed after the date of closing of such acquisition or merger without using Spectrum Know-How or inventions claimed in Spectrum Patents. The Spectrum Patents existing as of the Effective Date in the NK Territory are set forth on Exhibit B attached hereto.
     1.42 “Spectrum Technology” means the Spectrum Patents and Spectrum Know-How.
     1.43 “Taxes” means taxes (other than income taxes), duties, tariffs or other governmental charges levied on the sale of Products, including, without limitation, consumption taxes.
     1.44 “Term” means the term of this Agreement, as determined in accordance with Article 13.
     1.45 “Third Party” means any person or entity other than Spectrum or NK or an Affiliate of either of them.
     1.46 “TPP” means the target product profile of the Product existing as of the Effective Date and attached to this Agreement as Exhibit C.
     1.47 “Valid Claim” means, with respect to any country: (a) a claim of an issued and unexpired patent (as may be extended through supplementary protection certificate or patent term extension or the like) included within the Spectrum Patents to the extent such claim has not been revoked, held invalid or unenforceable by a patent office, court or other governmental agency of competent jurisdiction in a final and non-appealable judgment (or judgment from which no appeal was taken within the allowable time period) and which claim has not been

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disclaimed, denied or admitted to be invalid or unenforceable through reissue, re-examination or disclaimer or otherwise; and (b) a claim of a pending patent application included within the Spectrum Patents.
ARTICLE 2
LICENSES AND EXCLUSIVITY
     2.1 License to NK under Spectrum Technology.
          (a) License.
               (i) Subject to the terms of this Agreement, Spectrum hereby grants NK: (A) an exclusive, royalty-bearing license, with the right to grant sublicenses at one or more tier(s) subject to Section 2.1(c) below, under the Spectrum Technology, to research, Develop, use, sell, offer for sale, have sold, import and otherwise Commercialize the Products in the Field in the NK Territory; and (B) a non-exclusive license under the Spectrum Technology to make and have made the Products in the NK Territory and have made the Products in the Retained Territory, solely for use or sale of such Products pursuant to Section 2.1(a)(i)(A).
               (ii) The Parties acknowledge that Spectrum is actively seeking a licensee for the Product in South Korea (such licensee, the “Korean Partner”). Spectrum hereby grants to NK a co-exclusive license (with such Korean Partner) under the Spectrum Technology to conduct clinical Development activities (but not seek Regulatory Approval) in South Korea with respect to the Products solely to support NK’s or its sublicensees’ Regulatory Filings in the NK Territory. Promptly after the Effective Date or the execution of a license agreement between Spectrum and such Korean Partner granting such Korean Partner the right to develop and commercialize the Products in Korea, whichever is later, NK shall discuss in good faith with such Korean Partner to coordinate the Development activities for the Products in South Korea. Further, the Parties acknowledge that in order to facilitate the Regulatory Filings in the NK Territory, it is essential for NK to conduct clinical Development in South Korea and, therefore, the Parties agree that, in the event such license agreement between Spectrum and such Korean Partner is not executed by the expiration of a period of [***] after the Effective Date: (A) North Korea and South Korea shall be included in the NK Territory hereunder; (B) South Korea shall be included as an additional Major Market hereunder; and (C) NK shall deliver to Spectrum a payment in the amount of $[***] as a consideration for such inclusion.
          (b) Spectrum Retained Rights.
               (i) Notwithstanding the licenses granted to NK under Section 2.1, Spectrum retains the right to practice the Spectrum Technology in the NK Territory to fulfill its obligations under this Agreement.
               (ii) Subject to Section 2.5 below, Spectrum retains the right to practice and license the Spectrum Technology outside the scope of the license granted to NK in Section 2.1(a)(i) above, including to develop and commercialize in the NK Territory any formulation

[***]:	CONFIDENTIAL PORTIONS OMITTED AND FILED SEPARATELY WITH THE COMMISSION.

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including Apaziquone that is not a Product.
          (c) Sublicenses.
               (i) NK shall have the right to grant sublicenses under the license in Section 2.1(a) to its Affiliates or other Third Parties only with the prior written consent from Spectrum, such consent not to be unreasonably withheld or delayed for the grant of sublicenses in countries and territories in the NK Territory outside Japan. NK shall remain primarily responsible for the performance of its Affiliates’ and sublicensees’ obligations set forth herein by each of its Affiliates and sublicensees.
               (ii) NK shall, within thirty (30) days after granting any sublicense under Section 2.1(a) above, notify Spectrum of the grant of such sublicense and provide Spectrum with a true and complete copy of such sublicense agreement. Each sublicense agreement shall not conflict with the terms and conditions under this Agreement. For clarity, NK may determine the terms and conditions of such sublicense agreement at its sole discretion so long as they do not conflict with the terms and conditions of this Agreement. NK shall, in each agreement under which it grants a sublicense under the license set forth in Section 2.1(a) (each, a “Sublicense Agreement“), include the following terms and conditions: (i) the sublicensee is required to carry out such tasks to ensure that NK will comply with its obligations to Spectrum hereunder, to, among other things, allow Spectrum to comply with its obligations to Allergan under the Allergan Agreement, including by providing all Product-related Information to NK so that NK may comply with its obligations under Section 5.5; (ii) the sublicensee is required to provide the following to NK if such Sublicense Agreement terminates during the term of this Agreement: (A) the assignment and transfer of ownership and possession of all Regulatory Filings and Regulatory Approvals held or possessed by such sublicensee, and (B) the assignment of, or a freely sublicenseable exclusive license to, all intellectual property Controlled by such sublicensee that covers or embodies a Product or its respective use, manufacture, sale, or importation and was created by or on behalf of such sublicensee during the exercise of its rights or fulfillment of its obligations pursuant to such Sublicense Agreement; and (iii) if this Agreement terminates pursuant to Section 13.2 prior to the expiration of the Term, then Spectrum may, at its sole discretion: (C) assume NK’s rights and obligations under such Sublicense Agreement; or (D) terminate such Sublicense Agreement. Each Sublicense Agreement shall include the sublicensees’ obligations set forth herein.
               (iii) NK shall pay to Spectrum [***] percent ([***]%) of all Sublicense Revenues within [***] after the receipt of each payment of the Sublicense Revenue from each sublicensee. “Sublicense Revenue” means all upfront payments and milestone payments made by any sublicensee to NK under any Sublicense Agreement. For the avoidance of doubt, Sublicense Revenue shall not include: (A) any sales-based royalty payment; (B) any payment in exchange for the fair market value for actual services performed by or on behalf of NK to such sublicensee or the fair market value for the supply of Products by NK to such sublicensee; and (C) any payment in exchange for the fair market value of NK’s equity.
     2.2 License to Spectrum. NK hereby grants Spectrum: (a) a non-exclusive, fully-

[***]:	CONFIDENTIAL PORTIONS OMITTED AND FILED SEPARATELY WITH THE COMMISSION.

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paid, royalty free license, with the right to grant sublicenses, under the NK Technology to perform Spectrum’s obligations under this Agreement; (b) an exclusive license, with the right to grant sublicenses, under the NK Technology to research, Develop, make, have made, use, sell, offer for sale and import products containing Apaziquone (including Products) for all fields of use in the Retained Territory and outside the Field in the NK Territory; provided, however, that NK may use or have used the NK Technology when NK has made the Product in the Retained Territory pursuant to Section 2.1(a)(i)(B) and NK conducts the clinical Development in South Korea pursuant to Section 2.1(a)(ii); further provided that such license shall be royalty-free with respect to NK Know-How and shall be royalty-bearing with respect to NK Patents (with reasonable royalty rates to be agreed upon by the Parties through good faith negotiations upon Spectrum’s request prior to Spectrum’s utilization of such NK Patents); and (c) an exclusive option to obtain an exclusive, royalty-bearing license, (with reasonable royalty rates to be agreed upon by the Parties through good faith negotiations upon Spectrum’s request prior to Spectrum’s utilization of the Joint Patents), with the right to grant sublicenses, under NK’s interest in the Joint Patents to research, Develop, make, have made, use, sell, offer for sale and import products containing Apaziquone (including Products) for all fields of use in the Retained Territory and outside the Field in the NK Territory; provided, however, that NK may use or have used such Joint Patents when NK has made the Product in the Retained Territory pursuant to Section 2.1(a)(i)(B) and NK conducts the clinical Development in South Korea pursuant to Section 2.1(a)(ii).
     2.3 Negative Covenant; No Implied License. NK covenants that it will not, and it will not permit any of its Affiliates to, use or practice any Spectrum Technology outside the scope of the license granted to it under Section 2.1 above. Spectrum covenants that it will not, and it will not permit any of its Affiliates to, use or practice any NK Technology outside the scope of the license granted to it under Section 2.2. Except as set forth herein, neither Party shall acquire any license or other intellectual property interest, by implication or otherwise, under any trademarks, patents or patent applications owned or Controlled by the other Party.
     2.4 Diversion.
          (a) NK hereby covenants and agrees that it will not, and will ensure that its Affiliates, sublicensees and subcontractors will not, either directly or indirectly, promote, market, distribute, import, sell or have sold Products, including via the Internet or mail order, to any Third Party, address or Internet Protocol (“IP”) address in the Retained Territory. As to such countries in the Retained Territory: (i) NK shall refrain from establishing or maintaining any branch, warehouse or distribution facility for the Product in such countries; (ii) NK shall not engage in any advertising or promotional activities relating to the Product directed primarily to customers or other buyers or users of the Product located in such countries; and (iii) NK shall not solicit orders from any prospective purchaser located in such countries. If NK receives any order from a prospective purchaser located in a country in the Retained Territory, NK shall immediately refer that order to Spectrum. NK shall not accept any such orders. NK may not deliver or tender (or cause to be delivered or tendered) any Product outside of the NK Territory.
          (b) If any of NK’s Product is diverted for use in the Retained Territory, the following shall apply: (i) if such Product were diverted by an identifiable customer, distributor, employee, consultant or agent of NK then, upon the request of Spectrum, NK shall not sell such

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category of Product to, or allow the sale of such category of Product by, any such customer, distributor, employee, consultant or agent for the remaining Term and shall use commercially reasonable efforts to buy back all such Product from such customer, distributor, employee, consultant or agent within seven (7) business days of receiving such request from Spectrum; or (ii) NK shall use commercially reasonable efforts to investigate the location of such diverted Product and buy it back; but, if and to the extent that, NK elects not to, or is unable to, buy back the applicable diverted Product, then Spectrum may, in its sole discretion, buy back the applicable diverted Product and NK shall reimburse Spectrum for all reasonable costs incurred by Spectrum in connection with the buy-back of any such diverted Product.
          (c) If any formulation containing Apaziquone sold by NK, its Affiliates or sublicensees (the “NK Product”) is used in the Retained Territory, NK shall pay to Spectrum an amount equal to the amount Spectrum is obligated to pay to Allergan as a result of such sales.
     2.5 Exclusivity. For the period commencing on the Effective Date and ending ten (10) years after the First Commercial Sale of a Product in the Field in the NK Territory: (a) neither Party or its Affiliates will, either by itself or through the grant of licenses or sublicenses, without the other Party’s written consent, commercialize any formulation that includes Apaziquone in the Field in the NK Territory except under this Agreement; and (b) NK will not, and will ensure that its Affiliates will not, either by itself or through the grant of licenses or sublicenses: (i) commercialize any formulation that includes Apaziquone outside the Field in the NK Territory; (ii) develop or commercialize any formulation that includes Apaziquone for any field of use in the Retained Territory (except having made the Product in the Retained Territory pursuant to Section 2.1(a)(i)(B)), to the extent such obligation is not in conflict with applicable antitrust Laws in Japan; or (iii) commercialize another low-molecular intravesical therapeutic agent for the treatment of non-muscle invasive bladder cancer in the NK Territory, except: (A) those which have already been commercialized by NK before the Effective Date; and (B) doxorubicin. This Section 2.5 shall not be construed as expanding the scope of license granted to either Party under this Article 2 in any manner.
     2.6 Registration of License. NK shall have the right to record or register the licenses granted hereunder, and allow its sublicensees to record or register the sublicenses granted under the Sublicense Agreement, at any patent office or other relevant authority in the NK Territory. Spectrum shall execute all documents and give all declarations regarding the licenses or sublicenses and reasonably cooperate with NK or its sublicensees at the costs of NK or its sublicensees to the extent such documents, declarations and/or cooperation are required for such record or registration of the licenses or sublicenses for the benefit of NK or its sublicensees.
     2.7 Disclosure of Spectrum Know-How. Spectrum shall, as soon as practicable after the Effective Date but in no event later than six (6) months after the Effective Date, and from time to time thereafter during the Term, disclose to NK all Spectrum Know-How material or necessary for the Development and Commercialization of the Product that are set forth on Exhibit D attached hereto.

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ARTICLE 3
OVERVIEW; MANAGEMENT
     3.1 Alliance Managers. Within thirty (30) days following the Effective Date, each Party will appoint (and notify the other Party of the identity of) a representative having the appropriate qualifications including a general understanding of pharmaceutical Development and Commercialization issues to act as its alliance manager under this Agreement (“Alliance Manager”). The Alliance Managers will serve as the primary contact points between the Parties for the purpose of providing each Party with information on the progress of the other Party’s Development and Commercialization of the Product(s). The Alliance Managers will also be primarily responsible for facilitating the flow of information and otherwise promoting communication, coordination and collaboration between the Parties, providing single point communication for seeking consensus both internally within each Party’s respective organization, including facilitating review of external corporate communications, and raising cross-Party and/or cross-functional disputes in a timely manner. Each Party may replace its Alliance Manager on written notice to the other Party.
     3.2 Joint Product Team.
          (a) Formation. Within thirty (30) days after the Effective Date, the Parties will establish a joint product team (the “Joint Product Team” or “JPT”) to plan, administer, evaluate and carry out all aspects of the Development, manufacture, regulatory and Commercialization activities by NK or its Affiliates hereunder with respect to the Products.
          (b) Members. The JPT will primarily consist of the internal product team of NK for the Products, include members from various NK functional groups (e.g., research, preclinical, safety, clinical, regulatory, marketing, manufacturing, as appropriate) which are or which will be expected to be involved in Developing, manufacturing and/or Commercialization of the Product and obtaining Regulatory Approval for the Product. Spectrum shall have the right (but not the obligation) to have its representatives on the JPT who will from time to time represent some or all of the following functional groups of Spectrum: clinical development, regulatory, medical affairs, pharmacovigilance, commercial and manufacturing. NK will appoint a chair of the JPT.
          (c) Meetings. NK shall schedule the half-yearly JPT meetings and shall inform Spectrum of such schedule at least quarterly in advance. Spectrum shall inform NK as to whether it will participate in each of such JPT meetings reasonably in advance. Either Party may call additional ad hoc meetings of the JPT as the needs arise with reasonable advance notice to the other Party, and such ad hoc meetings shall be conducted at times that are mutually agreed upon by the Parties, if Spectrum chooses to participate in such meeting. No later than five (5) business days prior to any regularly scheduled meeting of the JPT, the chairperson of the JPT shall prepare and circulate an agenda for such meeting and, as soon as practicable, all materials, documents and information for the meeting for distribution to both Parties (in the case of Spectrum, even in the event Spectrum chooses not to participate in such meeting); provided, however, that either Party may propose additional topics to be included on such agenda, either prior to or in the course of such meeting. The JPT may meet in person, by videoconference or by

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teleconference. The chairperson of the JPT will be responsible for preparing reasonably detailed written minutes of all JPT meetings that reflect, without limitation, material decisions made at such meetings. The JPT chairperson shall send draft meeting minutes to the NK members and the Spectrum members of the JPT (regardless of whether Spectrum chooses to participate in such meeting) for review and approval within ten (10) business days after each JPT meeting. Such minutes will be deemed approved unless one or more members of the JPT objects to the accuracy of such minutes within ten (10) business days of receipt. Further, upon NK’s request, Spectrum will use commercially reasonable efforts to coordinate any meeting among Spectrum, Allergan and NK for the exchange of information helpful for the Development of the Product. In addition to the regularly scheduled meetings, NK shall call additional ad hoc meetings of the JPT prior to making any major decisions in the Development of the Product in the NK Territory, including without limitation the decisions set forth in Sections 3.2(d)(A) through (F) below. The Parties shall also maintain regular, frequent and informal communications for Spectrum to obtain updates from NK and for the Parties to discuss the progress of the Development of the Product in the NK Territory.
          (d) JPT Actions. The JPT shall strive to seek consensus in its actions and decision making process. In the event of a disagreement between the Spectrum members and NK members of the JPT, either Party may refer the matter to one senior executive of each Party (i.e., the Chief Executive Officer or Managing Director of such Party or an executive of such Party who reports directly to the Chief Executive Officer or Managing Director) for resolution. If such senior executives cannot resolve the matter within ten (10) business days, then such senior executive of NK shall have the final decision making authority on such matter, provided that any final determination made by such senior executive of NK shall be consistent with the terms of this Agreement, further provided that NK shall not make any decision with respect to the following critical issues without the consent of Spectrum, such consent not to be unreasonably withheld or delayed: (A) discontinue the Development of any Product; (B) initiate or discontinue any clinical trial; (C) modify the TPP of the Product under Development; (D) unreasonably delay the process of or cease to seek Regulatory Approval for any Product; (E) unreasonably delay or cancel the commercial launch of any Product; and (F) remove any Product from the market, other than for safety reasons.
     3.3 Costs of Governance. The Parties agree that the costs incurred by each Party in connection with its participation at any meetings under this Article 3 shall be borne solely by such Party.
     3.4 Discontinuation of Participation in the JPT. Spectrum shall have the right, at any time during the Term and in its sole discretion, to provide NK with written notice of its intention to no longer participate in the JPT. Once Spectrum has provided such written notice to NK, NK shall continue with the JPT structure with NK members only, and all decisions formerly made within or by the JPT shall be determined by NK, consistent with the principles set forth in Sections 3.2(d). NK will continue to provide Spectrum with Information provided to its members at such JPT meetings.

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ARTICLE 4
PRODUCT DEVELOPMENT
     4.1 Overview of Product Development. The Parties desire and intend to collaborate with respect to the clinical development of the Product by or for NK or its Affiliates or sublicensees in the NK Territory in the Field (including the clinical Development pursuant to Section 2.1(a)(ii)), with the oversight by the JPT, as and to the extent set forth in this Agreement. As described in more detail in this Article 4, NK shall be solely responsible for the conduct of NK Development Plan of the Product by or for NK or its Affiliates and for the overseeing of the conduct of the Sublicensee Development Plan by its sublicensees, in order to obtain Regulatory Approval for the Product in the NK Territory (including the clinical Development pursuant to Section 2.1(a)(ii)). Spectrum will provide assistance to NK in an advisory role through the JPT. The Parties agree that NK will seek the approval from the Regulatory Authority in Japan for the final form of a Product to be used in clinical trials to be conducted to support Regulatory Filings in Japan, and NK agrees to use the Product in such final form in connection with NK’s Development activities in clinical trials conducted by or on behalf of NK to support Regulatory Filing throughout the NK Territory. The Parties anticipate that NK will initially seek Regulatory Approval for the Product in Closed-System Packaging.
     4.2 Development Plan.
          (a) General. As of the Effective Date, the Parties have agreed upon a development plan for the Development of the Product in Japan, and such development plan is attached to this Agreement as Exhibit E (the “NK Development Plan”). The NK Development Plan includes all clinical studies to be performed for the Immediate Instillation Indication(s) and Multiple Instillation Indication(s), including those that are required for Regulatory Approval for such indications for the Product(s) in Japan. The development plan for the Development of the Product in the NK Territory other than Japan will be, in accordance with Section 4.2(b): (i) prepared by NK to the extent such Development activities are to be conducted by NK or its Affiliates, and such development plan shall be incorporated into the NK Development Plan; and (ii) prepared with the input of sublicensees of NK or its Affiliates to the extent such Development activities are to be conducted by such sublicensees, and such development plan shall be deemed the “Sublicensee Development Plan”. The NK Development Plan and the Sublicensee Development Plan are referred to collectively as the “Development Plan” hereunder. The NK Development Plan and the Sublicensee Development Plan will also set forth timelines regarding the activities set forth thereunder, respectively. The NK Development Plan and Sublicensee Development Plan shall also each specify the plans and timeline for preparing the necessary Regulatory Filings and for obtaining Regulatory Approval for such Immediate Instillation Indication and such Multiple Instillation Indication in the respective territories. NK shall conduct the Development activities in accordance with the then-current NK Development Plan (including the timelines set forth therein) and under the direction of the JPT, and NK shall oversee the Development activities in accordance with the then-current Sublicensee Development Plan (including the timelines set forth therein) and under the oversight of the JPT.
          (b) Updates to Development Plan. From time to time during the Term, the JPT shall update and amend (with input from the applicable sublicensees with respect to any

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Sublicensee Development Plan), as appropriate, the then-current Development Plan and submit such updated or amended Development Plan for the Parties’ approval, such approval not to be unreasonably withheld or delayed. Once approved by the Parties, each updated or amended Development Plan shall become effective and supersede the previous Development Plan as of the date of such approval.
4.3 NK Development Activities
          (a) NK shall Develop the Product and seek Regulatory Approval in each of the Immediate Instillation Indication and the Multiple Instillation Indication in Japan, by timely and diligently conducting all Development activities under the NK Development Plan (the “NK Development Activities”). With respect to each of the Major Markets other than Japan, NK shall (i) Develop the Product and seek Regulatory Approval in each of the Immediate Instillation Indication and the Multiple Instillation Indication, or (ii) grant sublicenses to do so under Section 2.1(c), in accordance with Section 4.3(c).
          (b) The status, progress and results of the Development activities in the NK Territory shall be discussed at meetings of the JPT, and NK shall provide the JPT with a written report on the status and progress of such Development activities on a half-yearly basis at least five (5) business days prior to each scheduled JPT meeting. In addition, NK shall make available to Spectrum such information about such Development activities as may be reasonably requested by Spectrum from time to time.
          (c) NK shall: (i) in Japan, carry out the NK Development Activities in accordance with the NK Development Plan; (ii) in mainland China, (A) grant a sublicense in accordance with Section 2.1(c) to a sublicensee who will undertake to initiate activities under the applicable Sublicensee Development Plan within [***] after the Effective Date or (B) initiate activities under the NK Development Plan within [***] after the Effective Date; and (iii) in every country that is a Major Market other than Japan and mainland China, initiate activities under the applicable Development Plan within [***] after the first Regulatory Approval for the Product in the U.S., provided that, NK may fulfill such obligation under this subsection (iii) within such timeframe in each such country through a sublicensee pursuant to Section 2.1(c) if such sublicensee agrees to carry out development activities pursuant to the applicable Sublicensee Development Plan. In the event NK does not fulfill the foregoing obligation as set forth above within a particular country in the NK Territory other than Japan, Spectrum may remove such country from the NK Territory by giving NK a written notice to that effect. Notwithstanding anything to the contrary in this Agreement, in all countries in the NK Territory other than Japan, Spectrum shall have no other remedy in respect of the NK’s failure to fulfill the foregoing obligation, and for such NK’s failure NK’s sole liability and the sole remedy of Spectrum shall be such removal of such country from the NK Territory.
     4.4 Compliance.
          (a) NK agrees that in performing its obligations under this Agreement: (i) it shall comply with all applicable Laws; and (ii) it will not employ or engage any person who has

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been debarred by any Regulatory Authority, or, to such Party’s knowledge, is the subject of debarment proceedings by a Regulatory Authority. NK shall have the right to engage subcontractors for the performance of its obligations under the Development Plan. NK remains responsible for the performance of such subcontractor(s) and the engagement of such subcontractors shall not relieve NK from its obligations to comply with the terms and conditions of this Agreement.
          (b) NK shall maintain complete, current and accurate records of all work conducted by it under the NK Development Plan, and all data and other Information resulting from such work. NK shall cause the sublicensees to maintain complete, current and accurate records of all work conducted by such sublicensees under the applicable Sublicensee Development Plan, and all data and other Information resulting from such work. Such records shall fully and properly reflect all work done and results achieved in the performance of the Development activities in good scientific manner appropriate for regulatory purposes. Spectrum shall have the right to review all records maintained by NK or such sublicensees at reasonable times, upon Spectrum’s written request.
          (c) NK shall document all preclinical studies and clinical trials conducted by or for it in written study reports and shall provide Spectrum with a summary of each such report in English promptly after its completion.
     4.5 Development Costs. As between the Parties, NK shall bear all Development Costs for the Development: (a) conducted by or for NK and incurred by NK; or (b) conducted by Spectrum for NK at the written request of or with the written consent of NK and incurred by Spectrum, in each case after the Effective Date in connection with the research, manufacture and Development (including development of manufacturing processes for the Products and other matters relating to the chemistry, manufacture and controls of the Products) of the Products in accordance with the Development Plan or the other provisions of this Agreement, as well as any other research, manufacture and development of the Products by NK.
ARTICLE 5
REGULATORY MATTERS
     5.1 NK Regulatory Responsibilities.
          (a) NK shall own all Regulatory Filings and Regulatory Approvals for the Products in Japan, and shall be solely responsible for preparing any and all Regulatory Filings for the Product in Japan at its sole expense in accordance with the NK Development Plan, with the direction of the JPT and subject to the terms of this Article 5. With respect to the countries in the NK Territory other than Japan, the relevant Regulatory Filings and Regulatory Approvals for the Products shall be owned by NK or NK’s sublicensees, and NK may delegate to its sublicensees the responsibility for preparing any and all Regulatory Filings for the Product subject to the terms of this Article 5, subject to Section 2.1(c), at the expense of NK or such sublicensees in accordance with the Sublicensee Development Plan. Spectrum shall assist NK or

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its sublicensees as they may reasonably request in connection with the preparation and filing of such Regulatory Filings, at NK’s or its sublicensees’ reasonable request and expense;
          (b) NK shall keep Spectrum informed of regulatory developments specific to Products throughout the NK Territory, and Spectrum shall have the right to contribute to the regulatory plans and strategies for the Products in the NK Territory;
          (c) NK shall, and shall ensure that its sublicensees will, lead discussions with any Regulatory Authority related to any Development of any Products. NK will, and will cause its sublicensees to, inform Spectrum of any such discussions in advance to the extent practicable, and NK will, and will ensure that its sublicensees will, reasonably consider any input from Spectrum in preparation for such discussions;
          (d) NK shall, and shall ensure that its sublicensees will, be responsible to ensure, at its sole expense, that the Development, manufacture and Commercialization of the Products in the NK Territory are in compliance with all applicable Laws, including without limitation all rules and regulations promulgated by any of the Regulatory Authorities in the NK Territory. Specifically and without limiting the foregoing, NK shall, and shall ensure that its sublicensees will, file all compliance filings, certificates and safety reporting (subject to Section 5.2(a)) in the NK Territory at its sole expense;
          (e) to the extent permitted by the applicable Regulatory Authority and as requested by Spectrum, NK shall, and shall ensure that its sublicensees will, allow representatives of Spectrum to participate in any scheduled conference calls and meetings between NK or its sublicensees and the Regulatory Authority in the Major Markets at Spectrum’s expense. If Spectrum elects not to participate in such calls or meetings, NK shall, and shall ensure that its sublicensees will, provide Spectrum with written summaries of such calls and meetings in English as soon as practicable after the conclusion thereof; and
          (f) with respect to all Regulatory Filings, NK shall, and shall ensure that its Affiliates and sublicensees will: (i) submit only data and information that are free from fraud or material falsity; (ii) not use bribery or the payment of illegal gratuities in connection with its Regulatory Filings for the Product; and (iii) submit only data and information that are accurate and reliable in all material respects for purposes of supporting Regulatory Approval.
     5.2 Adverse Events.
          (a) Within one (1) year prior to the planned first Regulatory Approval of the Product in the NK Territory, the Parties shall discuss in good faith and enter into a pharmacovigilance and adverse event reporting agreement setting forth the worldwide pharmacovigilance procedures for the Parties with respect to the Product, such as safety data sharing, adverse events reporting and prescription events monitoring (the “Pharmacovigilance Agreement”). Such Pharmacovigilance Agreement shall govern the global pharmacovigilance procedures to be agreed upon by NK, Spectrum and the commercial partners of each Party (including without limitation Allergan and the Korean Partner).
          (b) Prior to the execution of such Pharmacovigilance Agreement, the Parties agree to coordinate the pharmacovigilance procedures in connection with the Development of the

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Products, and NK shall submit to Spectrum all safety information and reporting in a manner that meets the reporting requirements in the Retained Territory, as outlined in Exhibit F attached. Each Party shall notify the other Party within twenty-four (24) hours of such Party’s learning of any Serious Adverse Events (as defined below) that is attributed to or potentially attributable to the use of the Products. Each Party shall also provide the other Party, on an annual basis and more frequently as reasonably requested by the other Party, a summary report of Adverse Events (as defined below), as well as those Serious Adverse Events that are not attributable to the use of the Products. As used herein, unless defined differently by the FDA, “Adverse Events” means any side effect, injury, toxicity or sensitivity reaction, or any unexpected incident, and the severity thereof, whether or not determined to be attributable to any Product, and “Serious Adverse Events” means an Adverse Event which results in death, is immediately life-threatening, results in persistent and significant disability/incapacity or requires in-patient hospitalization or prolongation of existing hospitalization.
          (c) After the execution of the Pharmacovigilance Agreement, the Parties shall comply with the such Pharmacovigilance Agreement with respect to all aspects of pharmacovigilance activities with respect to the Products, and Section 5.2(b) above shall be of no further effect.
     5.3 No Harmful Actions. If either Party believes that the other Party, as the case may be, is taking or intends to take any action with respect to the Product that could reasonably be expected to have a material adverse impact upon the regulatory status of the Product in the Retained Territory or the NK Territory, such Party shall have the right to bring the matter to the attention of the JPT. Without limiting the foregoing, unless the Parties otherwise agree: (a) except as necessary for the clinical Development in South Korea pursuant to Section 2.1(a)(ii), NK shall not communicate with any Regulatory Authority having jurisdiction in the Retained Territory, unless so ordered by such Regulatory Authority, in which case NK shall provide immediately to Spectrum notice of such order; and (b) NK shall not submit any Regulatory Filings (except as necessary for the clinical Development in South Korea pursuant to Section 2.1(a)(ii)) or seek Regulatory Approvals for the Product in the Retained Territory.
     5.4 Notification of Threatened Action. Each Party shall immediately notify the other Party of any information it receives regarding any threatened or pending action, inspection or communication by or from any party, including, without limitation, a Regulatory Authority, which may affect the safety or efficacy claims of the Product or the continued marketing of the Product. Upon receipt of such information, the Parties shall consult with each other in an effort to arrive at a mutually acceptable procedure for taking appropriate action.
     5.5 Data Exchange and Use. This Section 5.5 shall not apply to any pharmacovigilance data (which is addressed in Section 5.2). NK shall, and shall ensure that its sublicensees will, provide Spectrum with copies of all final submissions and correspondence to and from all Regulatory Authorities relating to the Product in the Field within seven (7) days of submission or receipt, as applicable, and shall, and shall ensure that its sublicensees will, provide Spectrum a summary of each significant submission (such as application for approval for clinical trials, Regulatory Approval and fast track or orphan drug designation, the protocol for clinical trials and any modifications thereof) in English as soon as practicable but in any event within ten (10) business days after such submission. Each Party shall permit the other Party to access, and

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shall provide the other Party with rights to reference and use in association with the Product in the Field, all of its, its Affiliates’, and its or their licensees’ and sublicensees’ regulatory, preclinical and clinical data documentation, Regulatory Filings, and Regulatory Approvals with respect to the Product in the Field.
     5.6 Remedial Actions. Each Party will, and will ensure that its Affiliates and sublicensees will, notify the other Party immediately, and promptly confirm such notice in writing, if it obtains information indicating that the Product may be subject to any recall, corrective action or other regulatory action with respect to a Product taken by virtue of applicable Law in the NK Territory (a “Remedial Action”). The Parties (or NK’s sublicensees and Spectrum), as the case may be, will assist each other in gathering and evaluating such information as is necessary to determine the necessity of conducting a Remedial Action. NK shall, and shall ensure that its Affiliates and sublicensees will, maintain or have maintained adequate records to permit the Parties to trace the manufacture of the Product and the distribution and, to the extent feasible, the use of the Product. In the event NK or its any sublicensee determines that any Remedial Action with respect to the Product in the Field in the NK Territory should be commenced or Remedial Action is required by any Regulatory Authority having jurisdiction over the matter, NK will, and will ensure that its sublicensees will, as the case may be, control and coordinate all efforts necessary to conduct such Remedial Action. In the event Spectrum determines that any Remedial Action with respect to the Product outside the Field in the NK Territory should be commenced or Remedial Action is required by any Regulatory Authority having jurisdiction over the matter, Spectrum will control and coordinate all efforts necessary to conduct such Remedial Action. For clarity, as between the Parties, Spectrum shall have sole discretion with respect to any matters relating to any Remedial Action in the Retained Territory, except the Remedial Action relating to the manufacture of the Product for NK in the Retained Territory pursuant to Section 2.1(a)(i)(B) or the clinical Development by NK in South Korea pursuant to Section 2.1(a)(ii). The cost and expense of a Remedial Action arising from the development, manufacture or commercialization of the Product in the Field in the NK Territory shall be borne solely by NK or its sublicensees, unless, to the extent the Product subject to such Remedial Action is supplied by Spectrum to NK, such Remedial Action is caused by (i) such Product’s non-conformity to specifications at the time such Product is delivered by Spectrum to NK or any of its Affiliates or sublicensees or (ii) such Product’s manufacture not in compliance with applicable Laws including applicable Good Manufacturing Practice.
ARTICLE 6
COMMERCIALIZATION
     6.1 Overview of Commercialization in the NK Territory. NK or its sublicensees will be solely responsible for all aspects of the Commercialization of the Product in the Field in the NK Territory, in compliance with all applicable Laws and, in case of Commercialization of the Product in Japan, in accordance with a commercialization plan to be prepared by NK and approved by both Parties (such approval not to be unreasonably withheld or delayed) prior to the First Commercial Sale of the Product in Japan (the “Japan Commercialization Plan”), and in the case of each country in the NK Territory outside of Japan where NK or any of its Affiliates or sublicensees has received Regulatory Approval for the Product, in accordance with a commercialization plan to be prepared by NK and/or such Affiliate or sublicensee, as applicable,

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and approved by the Parties and any applicable sublicensee (such approval not to be unreasonably withheld or delayed) prior to the First Commercial Sale of the Product in such country (such commercialization plans collectively, the “Outside Japan Commercialization Plan”, and together with the Japan Commercialization Plan, the “Commercialization Plan”). Such Commercialization Plan shall include the activities and timelines in preparation for the launch of the Product and after such Product launch in the respective countries, and shall be updated on an annual basis by NK or its sublicensees subject to the approval of the Parties, such approval not to be unreasonably withheld or delayed. NK or its sublicensees shall book sales for the Products in the NK Territory.
     6.2 NK Performance.
          (a) Commercial Diligence. NK shall Commercialize the Product in Japan in accordance with the Japan Commercialization Plan. NK shall, by itself or through an Affiliate or sublicensee, Commercialize the Product in other countries and territories in the NK Territory, in accordance with the applicable Outside Japan Commercialization Plan. Without limiting the foregoing, NK shall launch the first Product in at least one of the Major Markets (including Japan) within [***] after obtaining relevant Regulatory Approval to do so, and, with respect to Commercialization in Japan, after such launch, shall commit at least the same number of sales representatives, the same level of resources and infrastructure in connection with the Commercialization of such Product as that are expended by NK and comparable pharmaceutical companies having operations in Japan in connection with the commercialization of products with similar market potential.
          (b) Reports. NK shall update Spectrum periodically regarding NK’s Commercialization activities with respect to the Product in the NK Territory. In addition, NK shall present a written report to Spectrum summarizing NK’s Commercialization activities with respect to the Product in the NK Territory pursuant to this Agreement to the extent practicable, covering subject matter at a level of detail reasonably requested by Spectrum and sufficient to enable Spectrum to determine NK’s compliance with its diligence obligations pursuant to this Section 6.2. NK shall provide such written reports on a quarterly basis for the Commercialization activities in Japan and on an annual basis for the Commercialization activities in the other countries and territories in the NK Territory.
     6.3 Trademark. NK shall have the right to brand the Products using NK related trademarks and any other trademarks and trade names it determines appropriate for the Products in consultation with Spectrum, which may vary by country or within a country (“Product Marks”). NK shall own all rights in the Product Marks and register and maintain the Product Marks in the countries and regions it determines reasonably necessary. NK shall not, and shall ensure that its Affiliates and sublicensees will not, make any use of the trademarks assigned by Spectrum to Allergan under the Allergan Agreement, or any trademark that includes any such trademark or is confusingly similar thereto, on or in connection with the Commercialization of the Product in the NK Territory.

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ARTICLE 7
MANUFACTURING
     7.1 Overview. The Parties recognize that Spectrum manufactures the Products for the Retained Territory through certain Third Party contract manufacturer(s) as of the Effective Date and may engage other Third Party contract manufacturers after the Effective Date (collectively, the “Manufacturers”). The Parties agree that Spectrum assists NK with the manufacture and supply of the Product for use or sale by NK or its sublicensees in the NK Territory as follows:
          (a) Spectrum shall: (i) procure from Manufacturers and supply to NK all requirements (in accordance with standard forecast terms) of the Product, in the form used by Spectrum and its licensees in the Retained Territory at the time of such supply, for use by NK or its sublicensees in conducting its or their Development activities under the Development Plan in the NK Territory (including South Korea in case NK needs the Product for clinical Development pursuant to Section 2.1(a)(ii)); and (ii) procure from Manufacturers and supply to NK all requirements (in accordance with standard forecast terms) of either the Brite Stock or Kitted Product (each as defined below), pursuant to the Parties’ agreement as set forth below, for commercial sale by NK and its sublicensees for a period of [***] after the First Commercial Sale (the “Initial Supply Period”) in the NK Territory, and, subject to Section 7.1(c), for an additional [***] period after the Initial Supply Period. “Brite Stock” means all components of the Kitted Product, including the drug vials containing Apaziquone and the diluent vials, for incorporation into the final Kitted Product. “Kitted Product” means the Brite Stock that has been labeled and packaged in final form ready for sale. As soon as practicable after the Effective Date but in any event prior to the third (3rd) anniversary of the Effective Date, the Parties shall discuss in good faith and agree as to whether Spectrum will supply the Brite Stock or Kitted Product to NK under Section 7.1(a)(ii). If the Parties agree that Spectrum will supply NK with the Brite Stock, then NK or its sublicensees will be responsible for the labeling and packaging of the Brite Stock into Kitted Product for Development and commercial sale in the NK Territory, using such Brite Stock supplied by Spectrum. Spectrum shall supply Brite Stock or Kitted Product to NK under Section 7.1(a) above at [***] percent ([***]%) of Spectrum’s Cost of Goods Sold for such Products (i.e., if the Cost of Goods Sold is $100, NK shall pay Spectrum $[***]).
          (b) Notwithstanding Section 7.1(a) above, in the event the form or packaging of the Product used in the Development of the Product in the NK Territory or commercialized in the NK Territory is different from the form or packaging of the product used by Spectrum or its commercial partners in the Retained Territory, then Spectrum’s obligation to supply as set forth above shall apply only with respect to Apaziquone and the Parties shall discuss in good faith to allocate the responsibilities for the fill and finish of the Product in such alternative form or packaging. Spectrum will consult with NK as to the selection of packaging materials for the Product or materials used in the components of the Product and will take into consideration NK’s comments in such consultation. For clarity, for the purpose of this Section 7.1(b), so long as the

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components of the Product are same, Brite Stock shall not be deemed to be different from Kitted Product and vice versa.
          (c) Notwithstanding the provisions of 7.1(a)(ii), in the event, at Spectrum’s reasonable determination, it is no longer practicable for Spectrum to continue to supply NK with commercial supply under Section 7.1(a)(ii) after the Initial Supply Period, (for reasons including, but not limited to, the termination of Spectrum’s agreement with a Manufacturer or Allergan’s assumption of manufacturing obligations outside of Asia), Spectrum shall inform NK in writing of its desire to cease such supply at the end of the Initial Supply Period (or anytime thereafter) at least eighteen (18) months prior to the end of the Initial Supply Period (or at least eighteen (18) months prior to such later time) and may cease the supply of the Product (Brite Stock or Kitted Product) at the end of the Initial Supply Period (or such later time). In such event, (1) Spectrum shall ensure that NK enters into direct supply agreement(s) with Spectrum’s then-current Manufacturer(s) for the supply of the same Brite Stock or Kitted Product for at least an additional [***] period after the Initial Supply Period on the terms and conditions similar to those which Spectrum used to be provided with during the Initial Supply Period, (2) Spectrum shall arrange the supply of such Product (Brite Stock or Kitted Product) from the then-current Manufacturer(s) to NK until such time NK has entered into such direct supply agreement(s) with such Manufacturers, so that NK and its sublicensees are able to continue to sell such Product in the NK Territory without interruption and (3) NK shall cooperate with Spectrum in such arrangements.
     7.2 Manufacturing Technology Disclosure. As soon as practicable after the Effective Date but no later than sixty (60) days after the Effective Date in any event, Spectrum shall make available and transfer copies to NK of the Spectrum Technology that are necessary or reasonably useful in the manufacture of Product and as of the Effective Date are being used by Spectrum or its Manufacturers to manufacture Product, as set forth in Exhibit G, including without limitation Drug Master File of the Product if applicable (the “Spectrum Manufacturing Know-How”). During the Term, Spectrum shall continue to provide information relating to the chemistry, manufacture and control of the Product, and NK shall promptly provide Spectrum with its feedback and/or comments to such information relating to the supply of Product for the NK Territory. During the Initial Supply Period, if NK desires to assume the responsibility to procure the Product for the NK Territory by itself, NK shall notify Spectrum in writing, and, upon Spectrum’s agreement, the Parties shall discuss in good faith with respect to an orderly transfer of such responsibility from Spectrum to NK.
     7.3 Manufacture of Product by Spectrum or its Manufacturer. Spectrum shall manufacture or procure the manufacture of the Product to be supplied to NK hereunder in accordance with applicable Good Manufacturing Practice, other applicable Laws and specifications of the Product agreed by the Parties. If Spectrum or its Manufacturers intend to make a change to (a) manufacturing site of the Product, (b) manufacturing process of the Product or (c) such specification, Spectrum shall promptly notify NK of such change and shall provide NK with all information and data obtained by any tests conducted by or on behalf of Spectrum in respect of any such proposed change for the purpose of NK or its sublicensees applying for an amendment to any Regulatory Approval of the Product in the NK Territory which is required

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with respect to such change. Further, Spectrum shall provide NK with test samples manufactured at the proposed manufacturing site or in accordance with such proposed new process or proposed new specification for the purpose of NK or its sublicensees applying for such amendment. NK shall use commercially reasonable best efforts to complete the amendment process with the relevant Regulatory Authority as quickly as possible, and shall notify Spectrum immediately on receipt by NK of notification from the relevant Regulatory Authority that such amendment has been completed. Spectrum shall not supply any Product manufactured with such change until such time as NK or its sublicensees are notified by the Regulatory Authority that such amendment has been completed. Until such time as NK or its sublicensees are notified by the Regulatory Authority that such amendment has been completed, Spectrum shall use commercially reasonable best efforts to continue to supply NK with the Product manufactured at the current manufacturing site in accordance with the current process and specifications. Spectrum shall be responsible for and shall bear the costs for (as part of the Costs of Goods Sold) the delivery of the Product to airport(s) from where such Product will be exported to NK, where the title to such Product and the risk of loss and damage shall transfer to NK and NK shall bear the costs of the shipment of such Product thereafter (including the cost for air transportation).
     7.4 Regulatory Inspections. Each Party shall use good faith efforts to obtain and reveal to the other Party, all inspection reports for itself, its Affiliates, or for any of its vendors, suppliers or other Third Parties by any Regulatory Authority arising from an inspection of the facilities where a Product is manufactured, packaged or stored (a “Facility Inspection”), and the progress and outcome of any Facility Inspection as it may relate to the Product. Upon receipt of notice of any Facility Inspection, the receiving Party will promptly notify the other Party thereof and the receiving Party will provide the other Party with the inspection report and any other relevant information available about the progress and outcome of such inspection available to the receiving Party.
     7.5 Audits. Each Party and its duly authorized representatives shall have the right to inspect all facilities utilized by the other Party or any of its subcontractors (either directly or with the contracting Party, as permitted in the agreement governing the engagement of such subcontractor) in connection with the development, manufacture, sale, storage or distribution of the Product in the NK Territory, upon reasonable prior written notice during normal business hours to ensure compliance with the terms and conditions of this Agreement, and compliance with industry standard and applicable Law. For clarity, NK shall have the right to inspect facilities of Spectrum or its subcontractors where the Product is manufactured or stored for supply to NK and facilities of the manufacture and storage of Apaziquone which is used for the manufacture of the Product for NK Territory. All audits shall be without any undue disruption to the business and operations of the audited Party, and in the case of an inspection involving facilities of a subcontractor of Spectrum, consistent with the terms under the applicable agreement between Spectrum and such subcontractor, and the Allergan Agreement to the extent applicable. Any Third Parties conducting such audits shall enter into confidentiality agreements with the audited Party in a form suitable to the audited Party, and all information or reports gained by the auditing Party as a result of such audit shall be deemed Confidential Information of the audited Party. In the event of a disagreement between the Parties as to the outcome of a particular audit, an independent, mutually agreed upon arbiter shall be selected by the Parties to resolve the dispute. The cost of such arbiter shall be borne by the Party whose position is overruled by such arbiter. Spectrum shall have the right to appoint Allergan as its authorized

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representative for the purpose of this Section 7.5.
ARTICLE 8
FINANCIAL PROVISIONS
     8.1 Upfront Fee. After the sixtieth (60th) day after the Effective Date and before the seventy-fifth (75th) day after the Effective Date, NK shall pay to Spectrum a one-time, non-refundable and non-creditable upfront fee of fifteen million Dollars ($15,000,000).
     8.2 Milestone Payments. NK shall make the following non-refundable and non-creditable milestone payments to Spectrum within [***] after the first achievement of each milestone event for a Product as set forth in this Section 8.2 by NK, its Affiliates or sublicensees. Each milestone payment by NK to Spectrum hereunder shall be payable only once, regardless of the number of times achieved by the Products, provided that, if more than one sales milestones that are triggered by annual aggregate Net Sales that have not been previously paid are triggered at the end of any particular calendar year, then each and every of such sales milestones shall be deemed to have been achieved upon the end of such calendar year and the corresponding milestone payments triggered by each and every of such sales milestones shall become due at the end of such calendar year.

Milestone Event	Milestone Payment
Regulatory Milestones
Regulatory Approval of a Product in the United States for the Immediate Instillation Indication	$[***]
Regulatory Approval of a Product in the United States for a Multiple Instillation Indication	$[***]
First NDA Filing for a Product in Japan	$[***]
First Regulatory Approval for a Product in Japan	$[***]
First Regulatory Approval for a Product in the NK Territory excluding Japan	$[***]
Sales Milestones
The aggregate Net Sales of all Products in Japan during the Term equal or exceed $[***]	$[***]
The aggregate Net Sales of all Products in Japan during the Term equal or exceed $[***]	$[***]
The aggregate Net Sales of all Products in Japan during any calendar year equal or exceed $[***]	$[***]

[***]:	CONFIDENTIAL PORTIONS OMITTED AND FILED SEPARATELY WITH THE COMMISSION.

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Milestone Event	Milestone Payment
The aggregate Net Sales of all Products in Japan during any calendar year equal or exceed $[***]	$[***]
The aggregate Net Sales of all Products in Japan during any calendar year equal or exceed $[***]	$[***]
The aggregate Net Sales of all Products in the NK Territory (excluding Japan) during the Term equal or exceed $[***]	$[***]
The aggregate Net Sales of all Products in the NK Territory (excluding Japan) during the Term equal or exceed $[***]	$[***]
The aggregate Net Sales of all Products in the NK Territory (excluding Japan) during any calendar year equal or exceed $[***]	$[***]
The aggregate Net Sales of all Products in the NK Territory (excluding Japan) during any calendar year equal or exceed $[***]	$[***]
The aggregate Net Sales of all Products in the NK Territory (excluding Japan) during any calendar year equal or exceed $[***]	$[***]
     8.3 Royalties.
          (a) Royalty Rates. NK shall pay to Spectrum a running royalty at the following royalty rates, on Net Sales of the Products in all countries of the NK Territory during the Royalty Term.

Aggregate Annual Net Sales of all Products in the	Royalty Rate Applicable to All
NK Territory for a Particular Calendar Year	Net Sales in such Calendar Year
For a calendar year in which the aggregate annual Net Sales throughout the NK Territory are less than $[***]	[***]%
For a calendar year in which the aggregate annual Net Sales throughout the NK Territory equal to or greater than $[***]	[***]%

[***]:	CONFIDENTIAL PORTIONS OMITTED AND FILED SEPARATELY WITH THE COMMISSION.

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     For clarity, for each calendar year, NK shall initially calculate its royalty payments to Spectrum and submit such royalty payments at the royalty rate of [***]% until the aggregate annual Net Sales for all Products throughout the NK Territory reaches $[***]. Thereafter, NK shall calculate royalty payments to Spectrum and submit such royalty payments at the royalty rate of [***]%. In addition, NK shall submit to Spectrum a true-up payment at the end of the calendar quarter during which such aggregate annual Net Sales reaches $[***], in the amount of $[***].
          (b) Royalty Term. The royalty payment obligation under Section 8.3 shall be due, on a country-by-country basis, during the period of time beginning upon the First Commercial Sale of the Product in such country, and ending upon the later of (i) the expiration of the last-to-expire Valid Claim covering the Product sold in such country; (ii) the expiration of Regulatory Exclusivity covering the Product sold in such country; and (iii) the tenth (10th) anniversary after the First Commercial Sale of the Product in such country (the “Royalty Term”).
          (c) Royalty Payments and Reports. NK shall deliver to Spectrum a report containing the following information for the prior calendar quarter: (i) the gross sales associated with each Product sold by NK, its Affiliates and sublicensees; (ii) a calculation of Net Sales of each Products that are sold by NK, its Affiliates and (if applicable) sublicensees; and (iii) a calculation of payments due to Spectrum with respect to the foregoing. NK shall use commercially reasonable efforts to deliver the foregoing report to Spectrum within thirty-five (35) days after the end of such calendar quarter, but in any event NK shall provide to Spectrum such report within forty-five (45) days after the end of such calendar quarter. If, despite commercially reasonable efforts, NK is unable to provide Spectrum with such report within the foregoing thirty-five (35) day period, NK shall provide Spectrum with a report containing reasonable estimates of the amounts described in subsections (i) through (iii) above by the end of such thirty-five (35) day period for Spectrum to comply with its quarterly reporting obligations. Within sixty (60) days after the end of each calendar quarter, NK shall remit to Spectrum any payment due for the applicable calendar quarter. If no royalties are due to Spectrum for such reporting period, the report shall so state. The method of payment shall be wire transfer to an account specified in writing by Spectrum.
     8.4 Foreign Exchange. The rate of exchange to be used in computing the amount of currency equivalent in Dollars of Net Sales invoiced in other currencies shall be made at the average of the closing exchange rates reported in The Wall Street Journal (U.S., Western Edition) over the applicable reporting period for the payment due.
     8.5 Payment Method; Late Payments. All payments due to Spectrum hereunder shall be made by wire transfer of immediately available funds into an account designated by Spectrum. If Spectrum does not receive payment of any sum due to it on or before the due date, simple interest shall thereafter accrue on the sum due to Spectrum until the date of payment at the per annum rate of [***] percent ([***]%) over the then-current prime rate reported in The

[***]:	CONFIDENTIAL PORTIONS OMITTED AND FILED SEPARATELY WITH THE COMMISSION.

26.

Wall Street Journal (U.S., Western Edition) or the maximum rate allowable by applicable Law, whichever is lower.
     8.6 Records; Audits. NK will, and will assure that its sublicensees will, maintain complete and accurate records in sufficient detail to permit Spectrum to confirm the accuracy of the calculation of royalty payments under this Agreement. Upon reasonable prior notice, such records shall be available during regular business hours for a period of three (3) years from the end of the calendar year to which they pertain for examination at the expense of Spectrum, and not more often than once each calendar year, by an independent certified public accountant selected by Spectrum and reasonably acceptable to NK or its sublicensees, for the sole purpose of verifying the accuracy of the financial reports furnished by NK pursuant to this Agreement. Any such auditor shall not disclose to Spectrum NK’s Confidential Information or sublicensees’ confidential information, except to the extent such disclosure is necessary to verify the accuracy of the financial reports furnished by NK or the amount of payments due by NK under this Agreement. Any amounts shown to be owed but unpaid shall be paid within [***] from the receipt by NK of the accountant’s report, plus interest (as set forth in Section 8.5) from the original due date. If such audit discloses an underpayment by NK of more than [***] percent ([***]%), then NK shall also pay to Spectrum a premium equal to [***] percent ([***]%) of such underpayment. Spectrum shall bear the full cost of such audit unless such audit discloses an underpayment by NK of more than [***] percent ([***]%) of the amount due, in which case NK shall bear the full cost of such audit.
     8.7 Taxes.
          (a) Taxes on Income. Each Party shall be solely responsible for the payment of all taxes imposed on its share of income arising under this Agreement or directly or indirectly from the efforts of the Parties under this Agreement.
          (b) Tax Responsibility. The Parties understand that, in accordance with the applicable Laws existing as of the Effective Date, none of the payments to be submitted by NK to Spectrum under Sections 8.1, 8.2 and/or 8.3 shall be subject to any deduction of tax or withholding tax. Consequently, NK shall submit to Spectrum the upfront fee under Section 8.1 above without any deduction or withholding. If, after the Effective Date, as a result of any modification to the applicable Laws, any payment required to be made by NK to Spectrum (other than the upfront fee under Section 8.1) is subject to a deduction of tax or withholding tax, NK may deduct such tax or withholding tax.
          (c) Tax Cooperation. The Parties agree to cooperate with one another and use reasonable efforts to reduce or eliminate tax withholding or similar obligations in respect of royalties, milestone payments, and other payments made by NK to Spectrum under this Agreement. To the extent NK is required to deduct and withhold taxes on any payment to Spectrum, NK shall pay the amounts of such taxes to the proper Governmental Authority in a timely manner and promptly transmit to Spectrum an official tax certificate or other evidence of such withholding sufficient to enable Spectrum to claim such payment of taxes. Spectrum shall provide NK any tax forms that may be reasonably necessary in order for NK to not withhold tax

[***]:	CONFIDENTIAL PORTIONS OMITTED AND FILED SEPARATELY WITH THE COMMISSION.

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or to withhold tax at a reduced rate under an applicable bilateral income tax treaty. Spectrum shall use reasonable efforts to provide any such tax forms to NK at least thirty (30) days prior to the due date for any payment for which Spectrum desires that NK applies a reduced withholding rate. Each Party shall provide the other with reasonable assistance to enable the recovery, as permitted by applicable law, of withholding taxes, value added taxes, or similar obligations resulting from payments made under this Agreement, such recovery to be for the benefit of the Party bearing such withholding tax or value added tax. NK shall require its sublicensees in the NK Territory to cooperate with Spectrum in a manner consistent with this Section 8.7(c).
ARTICLE 9
INTELLECTUAL PROPERTY
     9.1 Ownership of Inventions. Each Party shall own any inventions made solely by its own employees, agents, or independent contractors in the course of conducting its activities under this Agreement, together with all intellectual property rights therein (“Sole Inventions”). The Parties shall jointly own any inventions that are made jointly by employees, agents, or independent contractors of each Party in the course of performing activities under this Agreement, together with all intellectual property rights therein (“Joint Inventions”). Inventorship shall be determined in accordance with U.S. patent laws. All Patents claiming patentable, jointly owned Joint Inventions shall be referred to herein as “Joint Patents.” Except to the extent otherwise set forth in this Agreement, each Party shall be entitled to practice and exploit (including through the grant of licenses) the Joint Inventions without the duty of accounting or seeking consent from the other Party.
     9.2 Disclosure of Inventions. Each Party shall promptly disclose to the other Party any invention disclosures, or other similar documents, submitted to it by its employees, agents or independent contractors describing inventions that are either Sole Inventions or Joint Inventions. Further, each Party shall promptly disclose to the other Party all Information relating to Joint Inventions to the extent necessary for the preparation, filing and maintenance of any Joint Patent with respect to such Joint Invention.
     9.3 Prosecution of Patents.
          (a) Spectrum Patents.
               (i) Subject to Sections 9.3(a)(ii). 9.3(a)(iii) and 9.3(a)(iv) below, Spectrum shall have the sole right to prepare, file, prosecute and maintain Spectrum Patents and Joint Patents (collectively, the “Spectrum Prosecuted Patents”). Spectrum shall provide NK reasonable opportunity to review and comment on such prosecution efforts regarding such Spectrum Prosecuted Patents in the NK Territory. Spectrum shall provide NK with a copy of material communications from any patent authority in the NK Territory regarding such Spectrum Prosecuted Patents, and shall provide drafts of any material filings or responses to be made to such patent authorities a reasonable amount of time in advance of submitting such filings or responses for NK’s review and comment. Spectrum shall reasonably consider such comments by

28.

NK in connection with the prosecution of Spectrum Prosecuted Patents.
               (ii) The costs and expenses incurred after the Effective Date by Spectrum in connection with the preparation, filing, prosecution and maintenance of Spectrum Patents and Joint Patents under Section 9.3(a)(i) above shall be allocated between the Parties as follows: (A) NK shall reimburse Spectrum for all out-of-pocket costs incurred by Spectrum in connection with the preparation, filing, prosecution and maintenance of: (1) the [***] in the [***]; (2) the [***] in [***]; and (3) the [***], and Spectrum shall bear its internal costs incurred in connection with the activities set forth in [***]; (B) Spectrum shall bear its own internal and out-of-pocket costs incurred: (1) in connection with the preparation, filing, prosecution and maintenance of [***] in [***]; and (2) in connection with the preparation, filing, prosecution and maintenance of [***] in the [***]; and (C) [***], NK may request that Spectrum prepare, file, prosecute and maintain [***] in such country provided that NK reimburses Spectrum for all out-of-pocket costs incurred by Spectrum in connection with such activities. Notwithstanding the foregoing, NK shall have the right to opt out of its payment obligations for the [***] under [***] by providing Spectrum with written notification thereof, and NK hereby assigns to Spectrum all of its rights and interests in such [***], effective upon Spectrum’s receipt of such notification.
               (iii) If Spectrum wishes to cease the prosecution or maintenance of any Spectrum Prosecuted Patents in the NK Territory, it shall notify NK to that effect in writing, and NK may, at its discretion, assume the rights to the prosecution or maintenance of such Spectrum Prosecuted Patents, at NK’s sole expense, by informing Spectrum in writing within sixty (60) days after receiving such notification from Spectrum. If NK notifies Spectrum of its intention to assume such rights, Spectrum shall assign to NK all rights and interests in and to such Spectrum Prosecuted Patents, and NK hereby grants to Spectrum a royalty-free, fully-paid, worldwide, perpetual, irrevocable, non-exclusive license, with the right to grant sublicenses, under such Spectrum Prosecuted Patents so assigned to NK for all purposes other than to develop, make, have made, use, sell, offer for sale or import the Product in the Field in the NK Territory.
               (iv) Spectrum shall not assign or transfer Spectrum’s rights and interests in and to the Spectrum Technology to any Third Party in conflict with the terms of this Agreement; provided, however, that Spectrum shall assign and transfer Spectrum’s all rights and interests in and to the Spectrum Technology to the Third Party when Spectrum assigns or transfers this Agreement to such Third Party pursuant to Section 15.5.
          (b) NK Patents.
               (i) NK shall have the sole right to prepare, file, prosecute and maintain NK Patents at NK’s costs and expense.
               (ii) If NK decides to cease the prosecution or maintenance of any NK Patents, it shall notify Spectrum in writing sufficiently in advance. Spectrum may, at its discretion, assume the rights to the prosecution or maintenance of such NK Patents, at Spectrum’s sole expense by informing NK in writing within sixty (60) days after receiving such

[***]:	CONFIDENTIAL PORTIONS OMITTED AND FILED SEPARATELY WITH THE COMMISSION.

29.

notification from NK, in which event NK shall assign to Spectrum all rights and interests in and to such NK Patents.
          (c) Cooperation in Prosecution. Each Party shall provide the other Party all reasonable assistance and cooperation with respect to the assignment of Spectrum Prosecuted Patents by Spectrum to NK or the assignment of NK Patents by NK to Spectrum pursuant to Sections 9.3(a) or 9.3(b), as the case may be, including providing any documents necessary to complete such assignments.
     9.4 Infringement of Patents by Third Parties.
          (a) Notification. Each Party shall promptly notify the other Party in writing of any existing or threatened infringement of the Spectrum Patents through the Development or Commercialization of a Product in the Field in the NK Territory by a Third Party, of which such Party becomes aware, including any certification or the like in the NK Territory similar to “patent certification” of 21 U.S.C. §355(b)(2) or 21 U.S.C. §355(j)(2) and of any declaratory judgment, opposition, or similar action alleging the invalidity, unenforceability or non-infringement of any of the Spectrum Patents (collectively “Product Infringement”).
          (b) Product Infringement.
               (i) For any Product Infringement in the Field in the NK Territory, each Party shall share with the other Party all Information available to it regarding such existing or threatened infringement. NK shall have the first right, but not the obligation, to bring an appropriate suit or other action against any person or entity engaged in such Product Infringement, subject to Section 9.4(b)(ii) through 9.4(b)(iv), below. If NK fails to institute and prosecute an action or proceeding to abate such Product Infringement within a period of ninety (90) days after the first notice under Section 9.4(a) to elect to enforce such Spectrum Patent or otherwise having knowledge of such Product Infringement, then Spectrum shall have the right, but not the obligation to, commence a suit or take action to enforce the applicable Spectrum Patent against such Third Party perpetrating such Product Infringement in the NK Territory at its own cost and expense. In this case, NK shall take appropriate actions, if any, in order to enable Spectrum to commence a suit or take the actions set forth in the preceding sentence.
               (ii) Each Party shall provide to the Party enforcing the Spectrum Patent under this Section 9.4(b) reasonable assistance in such enforcement, at such enforcing Party’s request and expense, including joining such action as a party plaintiff if required by applicable Law to pursue such action. The enforcing Party shall keep the other Party regularly informed of the status and progress of such enforcement efforts, shall reasonably consider the other Party’s comments on any such efforts, and shall seek consent of the other Party in any important aspects of such enforcement including, without limitation, determination of litigation strategy, filing of important papers to the competent court, which shall not be unreasonably withheld or delayed.
               (iii) Each Party shall bear all of its own internal costs incurred in connection with its activities under this Section 9.4(b). In the event NK commences a Product Infringement action, it shall bear all external costs and expenses for such action. In the event

30.

that Spectrum commences a Product Infringement action, it shall bear all external costs and expenses for such action.
               (iv) The Party not bringing an action with respect to Product Infringement under this Section 9.4(b) shall be entitled to separate representation in such matter by counsel of its own choice and at its own expense, but such Party shall at all times cooperate fully with the Party bringing such action.
          (c) Infringement Other Than a Product Infringement. For any and all infringement of any Spectrum Patent other than a Product Infringement in the Field in the NK Territory, as between the Parties, Spectrum shall have the sole and exclusive right to bring an appropriate suit or other action against any person or entity engaged in such other infringement, in its sole discretion, and as between the Parties shall bear all related expenses and retain all related recoveries.
          (d) Settlement. NK shall not settle any claim, suit or action that it brought under this Section 9.4 involving Spectrum Patents in any manner that would negatively impact such Spectrum Patents or that would limit or restrict the ability of Spectrum to Develop, make, import, use, offer for sale, sell or otherwise Commercialize Products anywhere in the Retained Territory or to make or have made Product anywhere in the world for such Development, use, sale or import anywhere in the Retained Territory, without the prior written consent of Spectrum, which consent shall not be unreasonably withheld or delayed. Nothing in this Article 9 shall require Spectrum to consent to any settlement that is reasonably anticipated by Spectrum to have a substantially adverse impact upon any Spectrum Patent in the Retained Territory, or to the commercialization, manufacture, use, importation, offer for sale or sale of the Product in the Retained Territory.
          (e) Allocation of Recoveries. [***].
     9.5 Infringement of Third Party Rights in the NK Territory. If any Product used or sold by NK, its Affiliates or sublicensees becomes the subject of a Third Party’s claim or assertion of infringement of a Patent granted by a jurisdiction within the NK Territory, NK shall promptly notify Spectrum thereof and [***].

[***]:	CONFIDENTIAL PORTIONS OMITTED AND FILED SEPARATELY WITH THE COMMISSION.

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ARTICLE 10
REPRESENTATIONS AND WARRANTIES
     10.1 Mutual Representations and Warranties. Each Party hereby represents, warrants, and covenants (as applicable) to the other Party as follows:
          (a) Corporate Existence and Power. It is a company or corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction in which it is incorporated, and has full corporate power and authority and the legal right to own and operate its property and assets and to carry on its business as it is now being conducted and as contemplated in this Agreement, including, without limitation, the right to grant the licenses granted by it hereunder.
          (b) Authority and Binding Agreement. As of the Effective Date, (i) it has the corporate power and authority and the legal right to enter into this Agreement and perform its obligations hereunder; (ii) it has taken all necessary corporate action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder; and (iii) this Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, and binding obligation of such Party that is enforceable against it in accordance with its terms.
          (c) No Conflict; Covenant. It is not a party to any agreement that would materially prevent it from granting the rights granted to the other Party under this Agreement or performing its obligations under this Agreement.
          (d) No Debarment. In the course of the development of Products, each Party shall not use, during the Term, any employee or consultant who has been debarred by any Regulatory Authority, or, to the best of such Party’s knowledge, is the subject of debarment proceedings by a Regulatory Authority.
     10.2 Additional Representations and Warranties of Spectrum. Spectrum represents and warrants to NK that, as of the Effective Date:
          (a) it has the right under the Spectrum Technology to grant the licenses to NK as purported to be granted pursuant to this Agreement;
          (b) as of the Effective Date, Spectrum or its licensee has not received any written notice from any Third Party asserting or alleging that any research or development of any Product by Spectrum or its licensee prior to the Effective Date infringed or misappropriated the intellectual property rights of such Third Party; and
          (c) there are no actual, pending, alleged or threatened adverse actions, suits, claims, interferences or formal governmental investigations involving the Product and/or the Spectrum Technology relating to the Product by or against Spectrum or any of its Affiliates or licensees in or before any court, governmental or regulatory authority.

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     10.3 Disclaimer. NK understands that the Products are the subject of ongoing clinical research and development and that Spectrum cannot assure the safety or efficacy of the Products. In addition, Spectrum makes no warranties except as set forth in this Article 10 concerning the Spectrum Technology.
     10.4 No Other Representations or Warranties. EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, NO REPRESENTATIONS OR WARRANTIES WHATSOEVER, WHETHER EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, IS MADE OR GIVEN BY OR ON BEHALF OF A PARTY. ALL REPRESENTATIONS AND WARRANTIES OTHER THAN THOSE EXPRESSLY STATED IN THIS AGREEMENT, WHETHER ARISING BY OPERATION OF LAW OR OTHERWISE, ARE HEREBY EXPRESSLY EXCLUDED.
ARTICLE 11
INDEMNIFICATION
     11.1 Indemnification by Spectrum. Spectrum hereby agrees to defend, hold harmless and indemnify (collectively “Indemnify”) NK and its Affiliates, sublicensees, agents, directors, officers and employees (the “NK Indemnitees”) from and against any and all liabilities, expenses and/or losses, including without limitation reasonable legal expenses and attorneys’ fees (collectively “Losses”) in each case resulting from Third Party suits, claims, actions and demands (each, a “Third Party Claim”) arising directly or indirectly out of (a) a breach of any of Spectrum’s obligations under this Agreement, including without limitation Spectrum’s representations and warranties or covenants set forth in Article 10, or (b) the negligence or willful misconduct of any Spectrum Indemnitee. Spectrum’s obligation to Indemnify the NK Indemnitees pursuant to this Section 11.1 shall not apply to the extent that any such Losses arise from: (A) the negligence or willful misconduct of any NK Indemnitees; (B) the research, Development or Commercialization of Products by NK or its Affiliates, or sublicensees in the NK Territory without negligence or willful misconduct of any Spectrum Indemnitee and Spectrum’s breach of this Agreement; or (C) NK’s breach of this Agreement.
     11.2 Indemnification by NK. NK hereby agrees to Indemnify Spectrum and its Affiliates, licensees, agents, directors, officers and employees (the “Spectrum Indemnitees”) from and against any and all Losses resulting from Third Party Claims arising directly or indirectly out of (a) a breach of any obligations of NK under this Agreement, including without limitation NK’s representations and warranties or covenants set forth in Article 10; (b) the research, Development, manufacture or Commercialization of Products by NK or its Affiliates or sublicensees in the NK Territory (including any activities undertaken by Spectrum under this Agreement at the direction of or on behalf of NK); or (c) the negligence or willful misconduct of NK Indemnitees. NK’s obligation to Indemnify the Spectrum Indemnitees pursuant to the foregoing sentence shall not apply to the extent that any such Losses arise from: (A) the negligence or willful misconduct of any Spectrum Indemnitees; or (B) Spectrum’s breach of this Agreement.

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     11.3 Procedure. The indemnified Party shall provide the indemnifying Party with prompt notice of the claim giving rise to the indemnification obligation pursuant to this Article 11 and the exclusive ability to defend (with the reasonable cooperation of the indemnified Party) or settle any such claim; provided, however, that the indemnifying Party shall not enter into any settlement for damages other than monetary damages without the indemnified Party’s written consent, such consent not to be unreasonably withheld. The indemnified Party shall have the right to participate, at its own expense and with counsel of its choice, in the defense of any claim or suit that has been assumed by the indemnifying Party. If the Parties cannot agree as to the application of Sections 11.1 and 11.2 to any particular Third Party Claim, the Parties may conduct separate defenses of such Third Party Claim. Each Party reserves the right to claim indemnity from the other in accordance with Sections 11.1 and 11.2 above upon resolution of the underlying claim, notwithstanding the provisions of this Section 11.3 requiring the indemnified Party to tender to the indemnifying Party the exclusive ability to defend such claim or suit.
     11.4 Limitation of Liability. NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY SPECIAL, INCIDENTAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES OR LOSS OF PROFITS ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS SECTION 11.4 IS INTENDED TO OR SHALL LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF ANY PARTY UNDER SECTION 11.1 OR 11.2, OR DAMAGES AVAILABLE FOR A PARTY’S BREACH OF CONFIDENTIALITY OBLIGATIONS IN ARTICLE 12, PROVIDED THAT A PARTY’S LIABILITY TO THE OTHER PARTY UNDER THIS SENTENCE SHALL NOT EXCEED $10,000,000, EXCEPT WHEN SUCH LIABILITY ARISES FROM SUCH PARTY’S INTENTIONAL BREACH OF, OR WILLFUL MISCONDUCT REGARDING, ITS OBLIGATIONS UNDER ARTICLE 12, IN WHICH CASE THERE SHALL BE NO LIMIT TO SUCH LIABILITY.
     11.5 Insurance. Each Party shall procure and maintain insurance, including product liability insurance, adequate to cover its obligations hereunder and which are consistent with normal business practices of prudent companies similarly situated at all times during which any Product is being clinically tested in human subjects or commercially distributed or sold by such Party. It is understood that such insurance shall not be construed to create a limit of either Party’s liability with respect to its indemnification obligations under this Article 11. Each Party shall provide the other Party with written evidence of such insurance upon request, if insurance company so agrees. Each Party shall provide the other Party with written notice at least thirty (30) days prior to the cancellation, non-renewal or material change in such insurance or self-insurance which materially adversely affects the rights of the other Party hereunder.
ARTICLE 12
CONFIDENTIALITY
     12.1 Confidentiality. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing by the Parties, each Party agrees that it shall keep confidential and shall not publish or otherwise disclose and shall not use for any purpose other than as provided

34.

for in this Agreement (which includes the exercise of any rights or the performance of any obligations hereunder) any Confidential Information of the other Party pursuant to this Agreement. The foregoing confidentiality and non-use obligations shall not apply to any portion of the Confidential Information that the receiving Party can demonstrate by competent written proof:
          (a) was already known to the receiving Party or its Affiliate, other than under an obligation of confidentiality, at the time of disclosure by the other Party;
          (b) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party;
          (c) became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving Party in breach of this Agreement;
          (d) is subsequently disclosed to the receiving Party or its Affiliate by a Third Party who has a legal right to make such disclosure; or
          (e) is subsequently independently discovered or developed by the receiving Party or its Affiliate without the aid, application, or use of the disclosing Party’s Confidential Information, as evidenced by a contemporaneous writing.
     12.2 Authorized Disclosure. Notwithstanding the obligations set forth in Section 12.1, a Party may disclose the other Party’s Confidential Information and the terms of this Agreement to the extent:
          (a) such disclosure: (i) is reasonably necessary for the filing or prosecuting patent rights as contemplated by this Agreement; or (ii) is reasonably necessary for the prosecuting or defending litigation as contemplated by this Agreement; or
          (b) such disclosure is reasonably necessary: (i) to such Party’s directors, attorneys, independent accountants or financial advisors for the sole purpose of enabling such directors, attorneys, independent accountants or financial advisors to provide advice to the receiving Party, provided that in each such case on the condition that such directors, attorneys, independent accountants and financial advisors are bound by confidentiality and non-use obligations consistent with those contained in this Agreement; or (ii) to actual or potential investors and/or acquirors solely for the purpose of evaluating an actual or potential investment or acquisition; provided that in each such case on the condition that such actual or potential investors and/or acquirers are bound by confidentiality and non-use obligations consistent with those contained in this Agreement;
          (c) such disclosure is required by judicial or administrative process, provided that in such event such Party shall promptly inform the other Party such required disclosure and provide the other Party an opportunity to challenge or limit the disclosure obligations. Confidential Information that is disclosed by judicial or administrative process shall remain otherwise subject to the confidentiality and non-use provisions of this Article 12, and the Party disclosing Confidential Information pursuant to law or court order shall take all steps reasonably

35.

necessary, including seeking of confidential treatment or a protective order to ensure the continued confidential treatment of such Confidential Information; and
          (d) such disclosure is reasonably necessary to its collaborators in its respective territory (including CROs, hospitals, doctors, consultants, subcontractors and Affiliates) for the purpose of the development, manufacture and/or commercialization of the Products, solely for the purpose of carrying out such collaboration, on the condition that such collaborators are bound by confidentiality and non-use obligations consistent with those contained in this Agreement. For clarity, Spectrum shall have the right to disclose to its commercial partners in the Retained Territory (including without limitation Allergan and the Korean Partner), and such commercial partners shall have the right to use, the Confidential Information of NK, in each case in connection with the research, development, manufacture and commercialization of products in the Retained Territory on condition that such partners are bound by confidentiality and non-use obligations consistent with those contained in this Agreement. For further clarity, NK shall have the right to disclose to its sublicensees in the NK Territory, and such sublicensees shall have the right to use, the Confidential Information of Spectrum in accordance with the right granted under the sublicense under Section 2.1(a) on condition that such sublicensees are bound by confidentiality and non-use obligations consistent with those contained in this Agreement.
          (e) such disclosure is reasonably necessary to its potential sublicensees to have such potential sublicensees to evaluate the possibility of sublicenses under Section 2.1(a) on condition that such potential sublicensees are bound by confidentiality and non-use obligations consistent with those contained in this Agreement.
     12.3 Publication. NK shall deliver to Spectrum a copy of any proposed publication or presentation for Spectrum’s review and approval. Spectrum shall have the right to require modifications of the proposed publication or presentation for reasons such as: (a) to protect Spectrum’s Confidential Information; (b) for trade secret reasons or business reasons; and/or (c) to delay such submission for an additional ninety (90) days as may be reasonably necessary to seek patent protection for the Sole Inventions owned by Spectrum or the Joint Invention disclosed in such proposed submission.
     12.4 Publicity; Use of Names. Subject to Section 12.2 and the rest of this Section 12.4, no disclosure of the terms of this Agreement may be made by either Party or its Affiliates, and no Party shall use the name, trademark, trade name or logo of the other Party, its Affiliates or their respective employee(s) in any publicity, promotion, news release or other public disclosure relating to this Agreement or its subject matter, without the prior express written permission of the other Party, except as may be required by law.
          (a) A Party may disclose this Agreement and its terms in securities filings with the Securities Exchange Commission or other regulatory agency (“SEC”) (or equivalent foreign agency) to the extent required by law after complying with the procedure set forth in this Section 12.4. In such event, the Party seeking such disclosure will prepare a draft confidential treatment request and a proposed redacted version of this Agreement to request confidential treatment for this Agreement, and the other Party agrees to promptly (and in any event, no less than seven (7) days after receipt of such confidential treatment request and proposed redactions) give its input in a reasonable manner in order to allow the Party seeking disclosure to file its

36.

request within the time lines proscribed by applicable SEC regulations or equivalent foreign agency regulations. The Party seeking such disclosure shall exercise Commercially Reasonable Efforts to obtain confidential treatment of this Agreement from the SEC or equivalent foreign agency as represented by the redacted version reviewed by the other Party.
          (b) Further, each Party acknowledges that the other Party may be legally required to make public disclosures (including in filings with the SEC or other agency) of certain material developments or material information generated under this Agreement and agrees that each Party may make such disclosures as required by law, provided that the Party seeking such disclosure first provides the other Party a copy of the proposed disclosure, and provided further that (except to the extent that the Party seeking disclosure is required to disclose such information to comply with applicable laws or regulations) if the other Party demonstrates to the reasonable satisfaction of the Party seeking disclosure, within three (3) business days of such Party’s providing the copy, that the public disclosure of previously undisclosed information will materially adversely affect the development and/or commercialization of a Product being developed and/or commercialized, the Party seeking disclosure will remove from the disclosure such specific previously undisclosed information as the other Party shall reasonably request to be removed.
          (c) Notwithstanding the foregoing, the Parties have agreed on language of a press release announcing the collaboration, attached hereto as Exhibit H, to be issued promptly after the execution of this Agreement by both Parties.
          (d) During the Term, each Party shall have the right to issue press release or make a public announcement concerning the material terms of this Agreement or the Development or Commercialization of the Product under this Agreement, such as announcing the commencement and completion of clinical studies for the Products in countries of the NK Territory, the filing and obtaining of Regulatory Approvals for the Products in countries of the NK Territory, the First Commercial Sale of the Products in countries of the NK Territory, and the publication of data and results in accordance with Section 12.3, by providing the other Party with reasonable advance notice of the content thereof. Such other Party shall have the right to review and comment on such proposed press release or announcement and the Party seeking such disclosure shall take into consideration and incorporate when appropriate the comment from the other Party.
          (e) The Parties agree that after a disclosure pursuant to Sections 12.4(a) or (b) has been reviewed and approved by the other Party, the disclosing Party may make subsequent public disclosures or issue a press release disclosing the same content without having to obtain the other Party’s prior consent and approval.
          (f) The Parties agree that NK may publish or disclose any data, results and other information generated from or obtained by the Development hereunder to the extent reasonably necessary or helpful for the Development or Commercialization of the Product under this Agreement, subject to Section 12.3.
     12.5 Equitable Relief. Each Party and its Affiliates acknowledge that a breach of this Article 12 cannot reasonably or adequately be compensated in damages in an action at law and

37.

that such a breach shall cause the other Party irreparable injury and damage. By reason thereof, each Party and its Affiliates agree that the other Party shall be entitled, in addition to any other remedies it may have under this Agreement or otherwise, to preliminary and permanent injunctive and other equitable relief to prevent or curtail any breach of the obligations relating to Confidential Information set forth herein by the other Party.
     12.6 Obligation Period. The obligations of the Parties under this Article 12 shall continue for a period of [***] ([***]) years after the expiration or termination of this Agreement.
ARTICLE 13
TERM AND TERMINATION
     13.1 Term. This Agreement shall become effective on the Effective Date and, unless earlier terminated pursuant to this Article 13, shall remain in effect, on a country-by-country basis, until the expiration of the Royalty Term of the Product in such country (“Term”). Upon the expiration of the Term in a particular country, the license granted to NK under the Spectrum Technology in such country shall become fully-paid, royalty-free and non-exclusive.
     13.2 Termination for Breach or for Other Reasons.
          (a) Notice. If either Party believes that the other Party is in material breach of this Agreement, then the Party holding such belief (the “Non-breaching Party”) may deliver notice of such breach to the other Party (the “Notified Party”). The Notified Party shall have [***] to cure such breach to the extent involving non-payment of amounts due hereunder, and [***] to either cure such breach for all other material breaches, or, if cure of such breach other than non-payment cannot reasonably be effected within such [***] period, to deliver to the Non-breaching Party a plan reasonably calculated to cure such breach within a timeframe that is reasonably prompt in light of the circumstances then prevailing but in no event longer than an additional [***]. Following delivery of such a plan, the Notified Party shall carry out the plan and cure the breach within the timeframe set forth in the plan and the failure of the Notified Party to cure the breach within such timeframe shall be result in the immediate and automatic termination of this Agreement upon the expiration of such timeframe.
          (b) Failure to Cure. If the Notified Party fails to cure a material breach of this Agreement as provided for in Section 13.2(a), then the Non-Breaching Party may terminate this Agreement upon written notice to the Notified Party.
          (c) Termination by NK. In the event NK determines at its sole discretion that further Development or Commercialization of the Product is commercially, financially or otherwise not advisable or reasonable due to the reasons of (i) efficacy, (ii) safety, (iii) infringement of Third Party’s patent or other intellectual property or (iv) marketability, NK may terminate this Agreement by giving to Spectrum nine (9)-month written notice to that effect.

[***]: CONFIDENTIAL PORTIONS OMITTED AND FILED SEPARATELY WITH THE COMMISSION.

38.

          (d) Disputes. If a Party gives notice of termination under this Section 13.2 and the other Party disputes whether such termination is proper under this Section 13.2, then the issue of whether this Agreement may properly be terminated upon expiration of the notice period (unless such breach is cured as provided in Section 13.2(a)) shall be resolved in accordance with Article 14. If as a result of such dispute resolution process it is determined that the notice of termination was proper, then such termination shall be deemed to have been effective ninety (90) days following the date of the notice of termination (or such other time period applicable pursuant to Section 13.2(a) or Section 13.2(c)). If as a result of such dispute resolution process it is determined that the notice of termination was improper, then no termination shall have occurred and this Agreement shall remain in effect.
     13.3 Spectrum Rights upon Termination of this Agreement. In the event this Agreement is terminated, upon the early termination of this Agreement, the following shall apply (in addition to any other rights and obligations otherwise under this Agreement with respect to such termination), subject to Section 13.4 below:
          (a) Regulatory Filings; Data. To the extent permitted by applicable Laws, NK shall transfer and assign to Spectrum all Regulatory Filings, Regulatory Approvals, and related preclinical, analytical, and clinical data for the Products throughout the NK Territory.
          (b) NK License and Assignment. NK hereby grants to Spectrum, effective only in event of such termination, an exclusive, royalty-free license, with the right to grant multiple tiers of sublicenses if applicable, under NK Technology to Develop, make, have made, use, sell, offer for sale, have sold, import and otherwise Commercialize the Products in the NK Territory, which license shall be effective as of the date of such termination. NK hereby assigns to Spectrum, effective only in the event of such termination, all of its rights and interests in and to the Product Marks (other than the corporate names of NK) and NK shall provide such further assistance to Spectrum promptly after the effective date of such termination to effect such assignment.
          (c) Revocation of Registration of License. NK shall, and shall cause its sublicensees to, execute all documents and give all declarations regarding the licenses or sublicenses and reasonably cooperate with Spectrum to the extent such documents, declarations and/or cooperation are required for the revocation of record or registration of the licenses or sublicenses for the benefit of NK or its sublicensees in the NK Territory made pursuant to Section 2.6.
          (d) Transition Assistance. NK shall provide such assistance, at no cost to Spectrum, as may be reasonably necessary or useful for Spectrum to commence or continue, at Spectrums cost, Developing or Commercializing Products in the NK Territory, to the extent NK is then performing or having performed such activities, including without limitation transferring or amending as appropriate, upon request of Spectrum, any agreements or arrangements with Third Party vendors to sell Products in the NK Territory. To the extent that any such contract between NK and a Third Party is not assignable to Spectrum, then NK shall reasonably cooperate with Spectrum to arrange to continue to provide and provide such services from such entity.

39.

     13.4 Payment by Spectrum. In the event this Agreement is terminated by NK pursuant to Section 13.2 for Spectrum’s material breach of its material obligations under this Agreement, in order for Sections 13.3(a) through (d) to take effect, Spectrum shall first agree in writing to reimburse NK, in [***] equal monthly installments, for all reasonable and documented out-of-pocket and internal costs (including labor costs) incurred by NK (or its sublicensees, to the extent NK’s assignment and assistance obligations in Sections 13.3(a) through (d) above in the NK Territory outside of Japan are fulfilled through such sublicensees) after the Effective Date and prior to the effective date of such termination that are directly attributable to: (a) the conduct of preclinical, analytical and clinical studies (including clinical studies in South Korea) using the Product for the purpose of generating data to support Regulatory Approval for the Product in the Field in the NK Territory; and (b) the preparation and filing for Regulatory Approval for the Product in the Field in the NK Territory, including any filing fees associated therewith.
     13.5 Survival. The following provisions shall survive any expiration or termination of this Agreement: Articles 1, 8 (solely with respect to payments that are due prior to or as of the effective date of such expiration or termination), 11 (excluding Section 11.5), 12, 14, and 15, and Sections 2.2 (other than subclause (a)), 9.1, 9.2, 9.3, 10.3, 10.4, 13.1, 13.3, 13.4 and 13.5.
ARTICLE 14
DISPUTE RESOLUTION
     14.1 Disputes. The Parties recognize that disputes as to certain matters may from time to time arise during the Term which relate to either Party’s rights and/or obligations hereunder. It is the objective of the Parties to establish procedures to facilitate the resolution of disputes arising under this Agreement in an expedient manner by mutual cooperation and without resort to litigation. To accomplish this objective, the Parties agree to follow the procedures set forth in this Article 14 to resolve any controversy or claim arising out of, relating to or in connection with any provision of this Agreement, if and when a dispute arises under this Agreement.
     14.2 Internal Resolution. With respect to all disputes arising between the Parties under this Agreement, including, without limitation, any alleged breach under this Agreement or any issue relating to the interpretation or application of this Agreement, if the Parties are unable to resolve such dispute within thirty (30) days after such dispute is first identified by either Party in writing to the other, the Parties shall refer such dispute to the Chief Executive Officers or the Managing Director of the Parties (or any senior executive reporting directly to either Party’s Chief Executive Officer or Managing Director) for attempted resolution by good faith negotiations within thirty (30) days after such notice is received.
     14.3 Binding Arbitration. If the Chief Executive Officers or the Managing Director or such senior executive of the Parties are not able to resolve such disputed matter within thirty (30) days and either Party wishes to pursue the matter, each such dispute, controversy or claim

[***]: CONFIDENTIAL PORTIONS OMITTED AND FILED SEPARATELY WITH THE COMMISSION.

40.

that is not an Excluded Claim (defined in Section 14.4 below) shall be finally resolved by binding arbitration administered by JAMS pursuant to JAMS’ Streamlined Arbitration Rules and Procedures then in effect (the “JAMS Rules”), and judgment on the arbitration award may be entered in any court having jurisdiction thereof. The Parties agree that:
          (a) The arbitration shall be conducted by a panel of three persons experienced in the pharmaceutical business: within thirty (30) days after initiation of arbitration, each Party shall select one person to act as arbitrator and the two Party-selected arbitrators shall select a third arbitrator within thirty (30) days of their appointment. If the arbitrators selected by the Parties are unable or fail to agree upon the third arbitrator, the third arbitrator shall be appointed by JAMS. The place of arbitration shall be Los Angeles, California, and all proceedings and communications shall be in English.
          (b) Either Party may apply to the arbitrators for interim injunctive relief until the arbitration award is rendered or the controversy is otherwise resolved. Either Party also may, without waiving any remedy under this Agreement, seek from any court having jurisdiction any injunctive or provisional relief necessary to protect the rights or property of that Party pending the arbitration award. The arbitrators shall have no authority to award punitive or any other type of damages not measured by a Party’s compensatory damage. Each Party shall bear its own costs and expenses and attorneys’ fees and an equal share of the arbitrators’ fees and any administrative fees of arbitration regardless of the outcome of such arbitration.
          (c) Except to the extent necessary to confirm an award or as may be required by law, neither a Party nor an arbitrator may disclose the existence, content, or results of an arbitration without the prior written consent of both Parties. In no event shall an arbitration be initiated after the date when commencement of a legal or equitable proceeding based on the dispute, controversy or claim would be barred by the applicable California statute of limitations.
     14.4 Excluded Claim. As used in Section 14.3, the term “Excluded Claim” shall mean a dispute, controversy or claim that concerns (a) the scope, validity, enforceability, inventorship or infringement of a patent, patent application, trademark or copyright; or (b) any antitrust, anti-monopoly or competition law or regulation, whether or not statutory.
ARTICLE 15
MISCELLANEOUS
     15.1 Entire Agreement; Amendment. This Agreement, including the Exhibits hereto, sets forth the complete, final and exclusive agreement and all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties with respect to the subject matter hereof and supersedes, as of the Effective Date, all prior agreements and understandings between the Parties with respect to the subject matter hereof. There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties other than as are set forth herein and therein. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties unless reduced to writing and signed by an authorized representative of each Party.

41.

     15.2 Force Majeure. Each Party shall be excused from the performance of its obligations under this Agreement to the extent that such performance is prevented by force majeure and the nonperforming Party promptly provides notice of the prevention to the other Party. Such excuse shall be continued so long as the condition constituting force majeure continues and the nonperforming Party takes reasonable efforts to remove the condition. For purposes of this Agreement, force majeure shall include conditions beyond the reasonable control of the nonperforming Party, including without limitation, an act of God or terrorism, involuntary compliance with any regulation, law or order of any government, war, civil commotion, epidemic, failure or default of public utilities or common carriers, destruction of production facilities or materials by fire, earthquake, storm or like catastrophe. Notwithstanding the foregoing, a Party shall not be excused from making payments owed hereunder because of a force majeure affecting such Party. If a force majeure persists for more than ninety (90) days, then the Parties will discuss in good faith the modification of the Parties’ obligations under this Agreement in order to mitigate the delays caused by such force majeure.
     15.3 Notices. Any notice required or permitted to be given under this Agreement shall be in writing, shall specifically refer to this Agreement, and shall be addressed to the appropriate Party at the address specified below or such other address as may be specified by such Party in writing in accordance with this Section 15.3, and shall be deemed to have been given for all purposes (a) when received, if hand-delivered or sent by confirmed facsimile or a reputable courier service, or (b) five (5) business days after mailing, if mailed by first class certified or registered airmail, postage prepaid, return receipt requested.

If to Spectrum:	Spectrum Pharmaceuticals, Inc.
701 N. Green Valley Parkway Suite 265
Henderson, NV 89074
Attention: Legal Counsel
Fax: (702) 990-3001

With copies to:	Spectrum Pharmaceuticals, Inc.
157 Technology Drive
Irvine, CA 92618
Attention: Legal Counsel
Fax: (949) 788-6706

and	Cooley Godward Kronish LLP
5 Palo Alto Square
3000 El Camino Real
Palo Alto, CA 94306
Attention: Robert L. Jones, Esq.
Facsimile: (650) 849-7400

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If to NK:	Nippon Kayaku Co., Ltd.
Tokyo Fujimi Bldg., 11-2,
Fujimi 1-chome, Chiyoda-ku
Tokyo 102-8172, Japan
Attention: General Manager of Licensing Division
Fax: +81-3-(3237)5920
     15.4 No Strict Construction; Headings. This Agreement has been prepared jointly and shall not be strictly construed against either Party. Ambiguities, if any, in this Agreement shall not be construed against any Party, irrespective of which Party may be deemed to have authored the ambiguous provision. The headings of each Article and Section in this Agreement have been inserted for convenience of reference only and are not intended to limit or expand on the meaning of the language contained in the particular Article or Section.
     15.5 Assignment. Neither Party may assign or transfer this Agreement or any rights or obligations hereunder without the prior written consent of the other, except that a Party may make such an assignment without the other Party’s consent to Affiliates or to a successor to substantially all of the business of such Party to which this Agreement relates (whether by merger, sale of stock, sale of assets or other transaction) (the “Acquisition”). Any permitted successor or assignee of rights and/or obligations hereunder shall, in writing to the other Party, expressly assume performance of such rights and/or obligations. Any permitted assignment shall be binding on the successors of the assigning Party. Any assignment or attempted assignment by either Party in violation of the terms of this Section 15.5 shall be null, void and of no legal effect.
     15.6 Performance by Affiliates. Each Party may discharge any obligations and exercise any right hereunder through any of its Affiliates. Each Party hereby guarantees the performance by its Affiliates of such Party’s obligations under this Agreement, and shall cause its Affiliates to comply with the provisions of this Agreement in connection with such performance. Any breach by a Party’s Affiliate of any of such Party’s obligations under this Agreement shall be deemed a breach by such Party, and the other Party may proceed directly against such Party without any obligation to first proceed against such Party’s Affiliate.
     15.7 Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.
     15.8 Severability. If any one or more of the provisions of this Agreement is held to be invalid or unenforceable by any court of competent jurisdiction from which no appeal can be or is taken, the provision shall be considered severed from this Agreement and shall not serve to invalidate any remaining provisions hereof. The Parties shall make a good faith effort to replace any invalid or unenforceable provision with a valid and enforceable one such that the objectives contemplated by the Parties when entering this Agreement may be realized.
     15.9 No Waiver. Any delay in enforcing a Party’s rights under this Agreement or any waiver as to a particular default or other matter shall not constitute a waiver of such Party’s rights to the future enforcement of its rights under this Agreement, except with respect to an express written and signed waiver relating to a particular matter for a particular period of time.

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     15.10 Independent Contractors. Each Party shall act solely as an independent contractor, and nothing in this Agreement shall be construed to give either Party the power or authority to act for, bind, or commit the other Party in any way. Nothing herein shall be construed to create the relationship of partners, principal and agent, or joint-venture partners between the Parties.
     15.11 English Language. This Agreement was prepared in the English language, which language shall govern the interpretation of, and any dispute regarding, the terms of this Agreement. To the extent this Agreement requires a Party to provide to the other Party Information, correspondence, notice and/or other documentation, such Party shall provide such Information, correspondence, notice and/or other documentation in the English language.
     15.12 Governing Law. This Agreement and all disputes arising out of or related to this Agreement or any breach hereof shall be governed by and construed under the laws of the State of California, without giving effect to any choice of law principles that would require the application of the laws of a different state.
     15.13 Counterparts. This Agreement may be executed in one (1) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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Exhibit 10.36
EXECUTION COPY
     In Witness Whereof, the Parties have executed this Agreement in duplicate originals by their duly authorized representatives as of the Effective Date.

Spectrum Pharmaceuticals, Inc.			Nippon Kayaku Co., Ltd.

By:	/s/ Rajesh C. Shrotriya, M.D.		By:	/s/ Akira Mandai

	Name:	Rajesh C. Shrotriya, M.D.		Name:	Akira Mandai

	Title:	Chairman & Chief Executive Officer		Title:	Managing Director

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Exhibit A
Apaziquone
[***]

[***]: CONFIDENTIAL PORTIONS OMITTED AND FILED SEPARATELY WITH THE COMMISSION.

46.

Exhibit B
Spectrum Patents Existing as of the Effective Date
[***]

[***]: CONFIDENTIAL PORTIONS OMITTED AND FILED SEPARATELY WITH THE COMMISSION.

47.

Exhibit C
Target Product Profile (TPP)
[***]

[***]: CONFIDENTIAL PORTIONS OMITTED AND FILED SEPARATELY WITH THE COMMISSION.

48.

Exhibit D
Certain Spectrum Know-How
[***]

[***]: CONFIDENTIAL PORTIONS OMITTED AND FILED SEPARATELY WITH THE COMMISSION.

49.

Exhibit E
NK Development Plan
[***]

[***]: CONFIDENTIAL PORTIONS OMITTED AND FILED SEPARATELY WITH THE COMMISSION.

50.

Exhibit F
Outline of Adverse
Reporting Requirements
[***]

[***]: CONFIDENTIAL PORTIONS OMITTED AND FILED SEPARATELY WITH THE COMMISSION.

51.

Exhibit G
Spectrum Manufacturing Know-How
[***]

[***]: CONFIDENTIAL PORTIONS OMITTED AND FILED SEPARATELY WITH THE COMMISSION.

52.

Exhibit H
Joint Press Release
[On 6 am of November 10 (PST) from Spectrum]
COMPANY CONTACTS
Paul Arndt
Senior Manager, Investor Relations
949-788-6700x216
SPECTRUM PHARMACEUTICALS AND NIPPON KAYAKU ENTER COLLABORATION
AGREEMENT FOR APAZIQUONE IN ASIAN TERRITORIES
•	Total Potential Value Of Collaboration Exceeds $151 Million

•	Spectrum to Receive an Upfront Payment of $15 Million, up to $136 Million in Milestones, and Royalties

•	Nippon Kayaku Responsible for 100% of Development and Commercial Expenses

•	Spectrum Retains Commercial Rights to South Korea
IRVINE, California — November 10, 2009 —Spectrum Pharmaceuticals, Inc. (NasdaqGM: SPPI), a commercial stage biotechnology company with a primary focus in oncology, and Nippon Kayaku today announced an exclusive collaboration for the development and commercialization of apaziquone in Asia. Apaziquone is an antineoplastic agent currently being investigated for the treatment of non-muscle invasive bladder cancer by intravesical instillation. Spectrum Pharmaceuticals has previously entered into a strategic collaboration with Allergan, Inc. (NYSE: AGN) for North America, Europe, and other key markets. These two collaborations are representative of the Company’s stated objective of achieving solid strategic partnerships that are aimed at fully exploiting developmental goals for apaziquone on a worldwide basis.
“We are excited to partner apaziquone with a strong Japanese oncology company such as Nippon Kayaku,” said Rajesh C. Shrotriya, Chairman of the Board and Chief Executive Officer of Spectrum Pharmaceuticals, Inc. “Nippon Kayaku is one of the most established and reputable pharmaceutical companies in Japan and has unparalleled experience in Asia in the field of non-muscle invasive bladder cancer and prostate cancer. We believe that Nippon Kayaku is a terrific strategic partner for apaziquone and for Spectrum.”
“Apaziquone is an ideal candidate to complement our portfolio of 24 anti-cancer products,” said Akira Mandai, Head of Pharmaceuticals Group of Nippon Kayaku. “We look forward to working with Spectrum in developing apaziquone for non-muscle invasive bladder cancer.”
Under the terms of the agreement, Nippon Kayaku will pay Spectrum an upfront payment of $15 million and will make additional payments of up to $136 million based on the achievement of certain regulatory and commercialization milestones. Nippon Kayaku received exclusive rights to apaziquone for the treatment of non-muscle invasive bladder cancer in Asia, including Japan and China but excluding South Korea. Nippon Kayaku will conduct the apaziquone clinical trials

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pursuant to a development plan. Nippon Kayaku will be responsible for all expenses relating to the development and commercialization of apaziquone in the Nippon Kayaku territory.
Spectrum is currently conducting two Phase 3 clinical trials to investigate apaziquone’s safety and efficacy in non-muscle invasive bladder cancer. Spectrum’s goal is to complete enrollment in both Phase 3 studies by year-end 2009.
About Non-Muscle Invasive Bladder Cancer
Non-muscle invasive bladder cancer is a form of bladder cancer localized in the surface layers of the bladder and is commonly treated with intravesical therapies. Approximately 70% of all patients newly diagnosed with bladder cancer have non-muscle invasive bladder cancer.1 More than one million patients in the United States, Europe and Japan are estimated to be affected by the disease, which is treated predominantly by urologists.2
About Apaziquone
Apaziquone is a drug currently being investigated for the treatment of non-muscle invasive bladder cancer. Apaziquone, an anti-cancer agent that becomes activated by reductase enzymes found in cancer cells, is formulated for administration directly into the urinary bladder. Phase 2 data has confirmed anti-tumor activity in patients with multiple, recurrent non-muscle invasive bladder cancer, as evidenced by 31 of 46 patients (67%) showing a complete response after receiving six weekly treatments with 4 mg of apaziquone instilled into the urinary bladder in a marker lesion study. In another Phase 2 study, apaziquone instilled into the bladder following surgery was well tolerated and was not absorbed in any detectable amount from the bladder wall into the bloodstream and therefore, is expected to carry a low risk of systemic toxicity, if any.
The apaziquone registration plan, which the U.S. Food and Drug Administration (FDA) concurred with under a Special Protocol Assessment, calls for two double blind, placebo-controlled, randomized Phase 3 clinical studies, each with 562 patients with Ta G1 or G2 low risk non-invasive bladder cancer. Patients are randomized in a one-to-one ratio to apaziquone or placebo. Under the protocol, the patients are given a single 4 mg dose following surgical removal of the tumors. The primary endpoint is a statistically significant difference (p<0.05) in the rate of tumor recurrence between the two treatment groups by year two. The FDA has granted Fast Track Designation for the investigation of apaziquone for the treatment of non-muscle invasive bladder cancer. Spectrum also received scientific advice from the European Medicines Agency (EMEA) whereby the EMEA agreed that the two Phase 3 studies as designed should be sufficient for a regulatory decision regarding European registration.
About Nippon Kayaku
Nippon Kayaku is a general chemical company focused on IT, health care and safety systems. The Company’s Pharmaceuticals Group maintains extensive original expertise related to research and development, production, sales, and aftermarket investigations of anti-cancer drugs. The Company’s lineup of cancer-fighting drugs and cancer supportive products has reached 28 products. Nippon Kayaku is also strengthening its licensing activities, and is

[1]	Kirkali Z, et al. Bladder Cancer: Epidemiology, Staging and Grading, and Diagnosis. Urology 66 (Suppl 6A): 4-34, 2005.

[2]	For U.S. see National Cancer Institute. Bethesda, MD, http://seer.cancer.gov/statfacts/html/urinb.html accessed 10-23-2008; For Europe see Globocan 2002 database, http://www-dep.iarc.fr/ accessed 10-23-2008.

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introducing generic products in order to expand its cancer-related business. For more information, please visit the Company’s website at www.nipponkayaku.co.jp/english/.
About Spectrum Pharmaceuticals
Spectrum Pharmaceuticals is a commercial-stage biotechnology company with a primary focus in oncology. The Company’s strategy is comprised of acquiring and developing a broad and diverse pipeline of late-stage clinical and commercial products; establishing a commercial organization for its approved drugs; continuing to build a team with people who have demonstrated skills, passion, commitment and have a track record of success in its areas of focus; and, leveraging the expertise of partners around the world to assist it in the execution of its strategy. For more information, please visit the Company’s website at www.sppirx.com.
Forward Looking Statements — This press release may also contain forward-looking statements regarding future events and the future performance of Spectrum Pharmaceuticals that involve risks and uncertainties that could cause actual results to differ materially. These statements include but are not limited to statements that relate to Spectrum’s business and its future, Spectrum’s ability to identify, acquire, develop and commercialize a broad and diverse pipeline of late-stage clinical and commercial products, establishing a commercial organization for Spectrum’s approved drugs, continuing to build Spectrum’s team, leveraging the expertise of partners around the world to assist Spectrum in the execution of its strategy, that apaziquone is expected to carry a low risk of systemic toxicity, if any, the safety and efficacy of apaziquone and that enrollment in the Phase 3 clinical trials will be completed by year-end 2009, and any statements that relate to the intent, belief, plans or expectations of Spectrum or its management, or that are not a statement of historical fact. Risks that could cause actual results to differ include the possibility that Spectrum’s existing and new drug candidates may not prove safe or effective, the possibility that Spectrum’s existing and new drug candidates may not receive approval from the FDA, and other regulatory agencies in a timely manner or at all, the possibility that Spectrum’s existing and new drug candidates, if approved, may not be more effective, safer or more cost efficient than competing drugs, the possibility that Spectrum’s efforts to acquire or in-license and develop additional drug candidates may fail, Spectrum’s lack of revenues, limited marketing experience, dependence on third parties for clinical trials, manufacturing, distribution and quality control and other risks that are described in further detail in Spectrum’s reports filed with the Securities and Exchange Commission. Spectrum does not plan to update any such forward-looking statements and expressly disclaim any duty to update the information contained in this press release except as required by law.
SPECTRUM PHARMACEUTICALS, INC.® is a registered trademark of Spectrum, TURNING INSIGHTS INTO HOPE™ and the Spectrum Pharmaceutical logos are trademarks owned by Spectrum Pharmaceuticals, Inc.
Information regarding Nippon Kayaku has been obtained from Nippon Kayaku and not independently verified by Spectrum.
© 2009 Spectrum Pharmaceuticals, Inc. All Rights Reserved.

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[In the morning of November 11 (Japan Time) from NK]

筋非浸潤性膀胱癌治療剤 Apaziquone に関する契約締結

2009/11/11

日本化薬株式会社（本社: 東京都千代田区、社長: 島田紘一郎）は、2009 年 11 月 6 日、癌領域を主要ターゲットとするバイオテクノロジー企業である Spectrum Pharmaceuticals 社（米国カリフォルニア州アーバイン、CEO: Rajesh C. Shrotriya、以下 Spectrum）と、筋層非浸潤性膀胱癌（表在性膀胱癌・膀胱上皮内癌）治療剤「Apaziquone（一般名）」の韓国を除くアジアにおける独占的開発、流通販売権に関する契約を締結しました。

「Apaziquone」は、癌細胞に認められる酸化還元酵素により活性化されるという特徴を有する抗悪性腫瘍剤です。海外で行われた第二相臨床試験で、多発性または再発の筋層非浸潤性膀胱癌患者に対し、「Apaziquone」4mg を週 1 回 6 週間膀胱内注入することにより、67%の CR（腫瘍の完全消失）率が認められました。現在、欧米では、Spectrum 社と Allergan 社（米国カリフォルニア州アーバイン、Chairman および CEO: David E.I. Pyott）が、筋層非浸潤性膀胱癌に対する TURBT 後の術後補助療法で第三相臨床試験を進めており、年内に登録が終了する予定です。なお、本臨床試験は、米国食品医薬品局のスペシャル・プロトコール・アセスメントに則り、申請資料としての充足性が了承され、迅速審査の指定も受けています。日本では来年から臨床開発を開始します。

日本化薬は、現在 24 種類の抗悪性腫瘍剤と 4 種類の癌治療関連製剤を販売し、がん領域を重点に事業基盤を構築しています。特に、泌尿器科がん領域は当社関連製品が多く、今回の「Apaziquone」の契約締結により、一層のラインナップの充実を目指すと共に、本剤を早期に上市することにより、がん治療成績の向上、そして患者様やその御家族、医療関係者の皆様に一層貢献できることを期待しております。

【参考資料 - Spectrum 社の概要】

会社名	Spectrum 社（Spectrum Pharmaceuticals, Inc.）
会社所在地	米国カリフォルニア州アーバイン

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